Form 10-K405, Exhibit 13
period 1996-12-31
FIRST SAVINGS BANCORP OF LITTLE FALLS INC
filed 1997-03-31
CIK 902435

Exhibit No. 13

                                  1996 ANNUAL
                                     REPORT


                    1910 Serving The Community 85 Years 1996

                   FIRST SAVINGS BANCORP OF LITTLE FALLS, INC

Dear Fellow Stockholder,


In 1996, the Savings Bank recorded a pre-tax loss of $179,110 compared to pre-tax earnings of $738,454 in 1995. The loss is attributable to a one-time payment into the deposit insurance fund [SAIF] of $845,000 (or $549,250 after taxes). The corresponding after-tax earnings are negative $120,071, and $362,886 in 1995. Excluding the special SAIF assessment, net income would have increased by $66,000 or 18% from 1995. Your Board of Directors will determine when to pay the 5% dividend sometime before June 30,1997.

Net interest income increased by $154,000 or 3.7% to $4.3 million in 1996 compared to $4.1 million in 1995; provisions increased by $142,500 in 1996, compared to $80,228 in 1995, resulting in an increase in net interest income after provisions for loan losses of $92,000 to $4.1 in 1996 compared to $4.0 in 1995. Non-interest income rose to $180,065 in 1996 compared to $159,700 in 1995, reflecting increased loan and deposit transaction volume. Non-interest expense increased $1,030,097 to $4.5 in 1996 compared to $3.4 million in 1995, primarily because of the $845,000 non-recurring special SAIF assessment, $396,168 in REO expense compared to $156,663 in 1995, and $170,763 in legal expense compared to $123,141 in 1995.

We are continuing to work on a stock offering, as we mentioned in our last letter. The offering is either a public offering of common stock if it involves an acquisition of a commercial bank in New York; or the offering is a private placement of some kind of preferred stock. In the case of the public offering, your stock will be liquid, while in the case of the private placement, each shareholder will have a chance to cash out a portion of their investment, or change some of their common stock to a coupon-paying preferred stock.

In closing, the loyalty and support of our stockholders and customers is deeply appreciated by the Board of Directors, officers and staff. We pledge to you our diligent efforts for the continued improvement of First Savings Bank in the forthcoming year.

Emanuel M. Kontokosta                      Dr. H.S. Kostakopoulos
Chairman of the Board                      President and Chief Executive Officer



Nikos P. Mouyiaris                         Frederick J. Tedeschi
Vice Chairman                              Vice Chairman

BUSINESS OF THE COMPANY

First Savings Bancorp of Little Falls, Inc. (the "Corporation" or "Bancorp") is a savings and loan holding company incorporated under the laws of the State of New Jersey in March 1993, for the sole purpose of acquiring all of the issued and outstanding Common Stock of First Savings Bank of Little Falls, S.L.A. ("First Savings" or the "Savings Bank") in connection with the reorganization of the Bank into the holding company form or organization (the "Reorganization"). On January 7, 1994, after receipt of all required approvals, the Reorganization was consummated and common and preferred stock of the Savings Bank was exchanged on a one-for-one basis for shares of the Corporation's Common and Preferred Stock. On December 31, 1996 Preferred Stock shares were converted to Common Stock shares on a one-for-ten basis. As of December 31, 1996, the unconsolidated assets of the Company consisted of all of the issued and outstanding shares of the Savings Bank's Common Stock, organizational costs of $22,949 and $17,397 in cash. Therefore, the discussion regarding operating results refers to the Savings Bank.

BUSINESS OF THE BANK

First Savings Bank of Little Falls, F.S.B. is a federally chartered stock savings bank located in Little Falls, New Jersey. The Bank was founded in 1928 as the Singac Building & Loan Association. In 1940, the Bank changed its name to The First Savings and Loan Association of Little Falls and effective November 17, 1992, the Savings Bank's name became the First Savings Bank of Little Falls, S.L.A. On April 29, 1994, the Bank became a federal savings bank. On May 6, 1994, the Bank purchased from the RTC the deposits and other assets of a branch in Little Ferry, Bergen County. The Savings Bank's deposits have been federally insured since 1933 by the Savings Association Insurance Fund ("SAIF") and its predecessor, the Federal Savings and Loan Insurance Corporation ("FSLIC"). The Savings Bank has been a member of the Federal Home Loan Bank System since 1934.

On September 28, 1992, the Bank completed its conversion from a New Jersey chartered mutual savings and loan association to a New Jersey chartered stock savings association pursuant to the provisions under federal and state law for a "modified" conversion from mutual to stock form (the "Conversion"). As part of the Conversion, an Investor Group, consisting of Dr. Haralambos S. Kostakopoulos, President, Emanuel M. Kontokosta - Chairman of the Board, and Vice Chairmen Nikos P. Mouyiaris and Frederick J. Tedeschi, along with other existing officers and directors of the Bank, purchased 56% of the Common Stock issued in the Conversion. The Investor Group also purchased 100% of the $3.4 million of convertible Preferred Stock issued in the Conversion. As of December 31, 1996 the Preferred Stock was converted to Common Stock at a rate of one share of Preferred Stock to 10 shares of Common Stock.

The Bank is primarily engaged in the business of attracting deposits from the general public and using those deposits, together with other funds, to originate mortgage loans for the purchase or construction of residential properties. To a lesser extent, the Bank also originates home improvement loans and home equity lines of credit.

At December 31, 1996, the Savings Bank had two active subsidiaries, The First Service Corporation of Little Falls, a wholly-owned subsidiary acting as a general agent selling annuities, and Redeem Inc., a wholly-owned subsidiary serving as a REO subsidiary in connection with taking title to REO properties. As of March 31, 1996, Redeem Inc. does not hold title to any property, and has no loans outstanding from First Savings. Redeem has no assets or liabilities.

MARKET PRICE OF STOCK AND RELATED SECURITY HOLDER MATTERS

The Bancorp's Common Stock is not listed on any stock exchange or on the National Association of Securities Dealers Automated Quotations System ("NASDAQ"). Approximately 90% of the Common Stock is held by current officers and directors of the Savings Bank and by an Investor Group consisting of Haralambos S. Kostakopoulos President of the Savings Bank, Emanuel M. Kontokosta
- Chairman of the Board, and Vice Chairmen Nikos P. Mouyiaris and Frederick J. Tedeschi. The market for the Common Stock is illiquid, with few purchases and sales of stock. The last known sale of the Common Stock involved 500 shares at $14.00 a share on May 6, 1994.

The ability of the Bancorp to pay dividends on its Common Stock is dependent upon the ability of the Savings Bank to pay dividends, since the Bancorp's main asset is the stock of the Savings Bank. The ability of the Savings Bank to pay dividends is restricted by the regulations of the OTS and tax considerations. The Savings Bank may not pay dividends that would reduce the regulatory capital of First Savings below the level required for institutions insured by SAIF or the liquidation account created in connection with the Conversion.. During 1996, a dividend of $5.00 per share was paid to the owners of the Preferred Stock, and on December 31, 1996 the Preferred Stock was converted to Common Stock at a rate of one share of Preferred Stock to 10 shares of Common Stock. There was no common stock dividends paid in 1996.

There are 42 holders of the Common Stock of the Bancorp as of March 31, 1997.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         Management's discussion and analysis of financial condition and results of operations is intended to assist you in understanding our financial condition and results of operations. The information in this section should also be read with our Consolidated Financial Statements and Notes to the Consolidated Financial Statements elsewhere in this document.


         Our results of operations depend primarily on net interest income, which is determined by (i) the difference between rates of interest we earn on our interest-earning assets and the rates we pay on interest-bearing liabilities (interest rate spread), and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities. Our results of operations are also affected by non-interest income, including, primarily, income from customer deposit account service charges, gains and losses from calls and sales of securities and non-interest expense, including, primarily, salaries and employee benefits, federal deposit insurance premiums, office occupancy costs, equipment, and loss on foreclosed real estate. Our results of operations also are affected significantly by general and economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities, which events are beyond our control.

Asset/Liability Management
--------------------------

         We seek to reduce our exposure to changes in interest rates by maintaining a balance between assets and liabilities maturing within a one to three-year time span. Our assets and liabilities may be analyzed by examining the extent to which our assets and liabilities are interest rate sensitive and by monitoring the expected effects of interest rate changes on our net portfolio value.

         An asset or liability is interest rate sensitive within a specific time period, if it will mature or reprice within that time period. If our assets mature or reprice more quickly or to a greater extent than our liabilities, our net portfolio value and net interest income would tend to increase during periods of rising interest rates but decrease during periods of falling interest rates. Conversely, if our assets mature or reprice more slowly or to a lesser extent than our liabilities, our net portfolio value and net interest income would tend to decrease during periods of rising interest rates but increase during periods of falling interest rates. Our policy has been to mitigate the interest rate risk inherent in the historical savings institution business of originating long-term loans funded by short-term deposits by pursuing certain strategies designed to decrease the vulnerability of our earnings to material and prolonged changes in interest rates.

Net Portfolio Value
-------------------

         In recent years, we have measured our interest rate sensitivity by computing the "gap" between the assets and liabilities which were expected to mature or reprice within certain time periods, based on assumptions regarding loan prepayment and deposit decay rates formerly provided by the OTS. However, the OTS now requires the computation of amounts by which the net present value of an institution's cash flow from assets, liabilities and off balance sheet items (the institution's net portfolio value or "NPV") would change in the event of a range of assumed changes in market interest rates. These computations estimate the effect on an institution's NPV from instantaneous and permanent 1% to 4% increases and decreases in market interest rates. Our Board of Directors has adopted an interest rate risk policy which establishes maximum decreases in our estimated NPV of 5%, 10%, 17% and 25% in the event of 1%, 2%, 3% and 4% increases and decreases in market interest rates, respectively. At December 31, 1996, based on information provided by the OTS, it was estimated that our NPV would decrease 9%, 21%, 36% and 52% and increase 5%, 6%, 7% and 12% in the event of 1%, 2%, 3%, and 4% increases and decreases in market rates, respectively. These calculations indicate that our net portfolio value could be adversely affected by increases in interest rates but could be favorably affected by decreases in interest rates. Changes in interest rates also may affect our net interest income, while increases in rates expected to decrease income and decreases in rates expected to increase income, our interest-bearing liabilities would be expected to mature or reprice more quickly than our interest-earning assets. In addition, we would be deemed to have more than a normal level of interest rate risk under applicable regulatory capital requirements.

         While we cannot predict future interest rates or their effects on our NPV or net interest income, we do not expect current interest rates to have a material adverse effect on our NPV or net interest income in the future. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, prepayments and deposit run-offs and should not be relied upon as indicative of actual results. Certain shortcomings are inherent in such computations. Although certain assets and liabilities may have similar maturity or periods of repricing they may react at different times and in different degrees to changes in the market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while rates on other types of assets and liabilities may lag behind changes in market interest rates. Certain assets, such as adjustable rate mortgages, generally have features which restrict changes in interest rates on a short term basis and over the life of the asset. In the event of a change in interest rates, prepayments and early withdrawal levels could deviate significantly from those assumed in making calculations set forth above.
Additionally, an increased credit risk may result as the ability of many borrowers to service their debt may decrease in the event of an interest rate increase.

         The board of directors is responsible for reviewing our asset and liability policies. The Board of Directors meets quarterly to review interest rate risk and trends, as well as liquidity and capital ratios and requirements. Management is responsible for administering the policies and determinations of the Board of Directors with respect to our asset and liability goals and strategies. Management expects that our asset and liability policies and strategies will continue as described above so long as competitive and regulatory conditions in the financial institution industry and market interest rates continue as they have in recent years.

Financial Condition
-------------------

         Our total consolidated assets increased by $12.1 million or 7.8% from $154.6 million at December 31, 1995 to $166.7 million at December 31, 1996. Our total liabilities increased $12.4 million or 8.5% from $145.0 at December 31, 1995 as compared to $157.4 million at December 31, 1996. The increase in assets primarily reflects the Company deployment of proceeds of the calls of investment securities held to maturity and deposit growth into our loan portfolio, mortgage backed securities, and interest-bearing deposits. Comparing balances from December 31, 1996 to 1995, we increased our loan receivables by $8.9 million, mortgage-backed securities increased by $10.3 million, our interest-bearing deposits in banks increased by $9.1, and investment securities held to maturity decreased by $17 million. Our total liabilities increased $12.4 million or 8.5%, from $145.0 million at December 31, 1995 to $157.4 million at December 31, 1996. Deposits increased $25 million and our borrowed funds decreased $12.6. At December 31, 1996, we had no borrowed funds outstanding.

Results Of Operations for the Years Ending December 31, 1996 and 1995
---------------------------------------------------------------------

         Net Income(Loss). Net income(loss) decreased $483,000 or 133% from $363,000 for 1995 to a loss of $120,000 for 1996. The decrease was primarily the result of the recognition of the one-time SAIF special insurance assessment in the amount of $541,000(after taxes). Excluding the SAIF special assessment, net income would have increased $58,000 or 16% from 1995.

         Net income decreased $136,000 or 27% from $499,000 for 1994 to $363,000 for 1995. The decrease was primarily attributable to an increase in the provision for loan loss of $226,000.

         Net Interest Income. Net interest income is the most significant component of our income from operations. Net interest income is the difference between interest we receive on our interest-earning assets (primarily loans,
investment  and   mortgage-backed   securities)  and  interest  we  pay  on  our
interest-bearing liabilities (primarily deposits and borrowed funds). Net interest income depends on the volume of and rates earned on interest-earning assets and the volume of and rates paid on interest-bearing liabilities.

         The following table sets forth a summary of average balances of assets and liabilities with corresponding interest income and interest expense as well as average yield and cost information. Average balances are derived from monthly balances, however, we do not believe the use of month-end balances has caused any material difference in the information presented. There have been no tax equivalent adjustments made to the yields.


                                                                        AVERAGE BALANCE SHEET
                                                                        ---------------------
                                                                        Year Ended December 31,
                                     ----------------------------------------------------------------------------------------------

                                     ------------------------------   ------------------------------  ------------------------------
                                                 1996                           1995                             1994
                                     ------------------------------   ------------------------------  ------------------------------
                                      Average               Average   Average              Average     Average             Average
                                      Balance  Interest   Yield/Cost  Balance  Interest   Yield/Cost   Balance   Interest Yield/Cost
Interest-earning assets:
    Loans receivable (1) .........   $ 88,162   $  7,686     8.72 %  $ 75,220   $6,788       9.02%    $ 75,118   $  6,264    8.34%
      Mortgage-backed securities .     30,498      1,936     6.35      18,445    1,160       6.29       18,861        983    5.21

    Other interest earnings assets     30,024      1,833     6.11      37,230    2,394       6.43       25,530      1,392    5.45
                                     --------   --------             --------   ------                --------     ------
           Total interest-earning
                   assets.........    148,684     11,455     7.70     130,895   10,342       7.90      119,509      8,639    7.23
                                                --------   ------               ------     ------                   ------  ------

   Non-interest-earning assets ...      9,801                          10,419                           12,810
                                     --------                        --------                         --------
           Total assets ..........   $158,485                        $141,314                         $132,319
                                     ========                        ========                         ========

    Interest-bearing liabilities:
      Savings accounts ...........   $ 22,435        754     3.36    $ 22,591        756     3.35     $ 22,965        700    3.05
         NOW and Money Market ....     14,515        364     2.51      15,368        411     2.67       17,838        477    2.67
        Time Deposits ............    100,479      5,475     5.45      91,505      4,928     5.39       80,283      3,453    4.30
       Borrowed money ............     10,768        592     5.50       2,225        131     5.89        1,784         87    4.88
                                     --------   --------             --------     ------              --------     ------
           Total Interest-bearing
              liabilities ........   $148,197   $  7,185     4.85    $131,689     $6,226    4.73      $122,870     $4,717    3.84
                                                --------   ------                 ------  ------                   ------  ------

 Non-interest-bearing liabilities         574                             228                              265
                                     --------                        --------                         --------
      Total liabilities ..........   $148,771                        $131,917                         $123,135
    Retained Earnings ............      9,714                           9,397                            9,184
                                     --------                        --------                         --------
    Total liabilities and retained
             earnings ............   $158,485                        $141,314                         $132,319
                                     ========                        ========                         ========
   Net interest income ...........              $  4,270                        $  4,116                           $3,922
                                                ========                        ========                           ======
 Interest rate spread(2) .........                           2.86%                          3.17%                            3.39%
                                                           ======                         ======                           ======
  Net yield on Interest-earnings
   assets(3) .....................                           2.87%                          3.14%                            3.28%
                                                           ======                         ======                           ======
 Ratio of average interest-earning
     assets to average interest-
         bearing liabilities .....                         1.0033x                        0.9940x                          0.9726
                                                           ======                         ======                           ======



---------------------------------

(1)  Average balances include non-accrual loans.
(2) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(3) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

         The table below sets forth information regarding changes in our interest income and interest expense for the periods indicated. For each category of our interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (changes in volume multiplied by old rate); (ii) changes in rate (changes in rate multiplied by old volume); (iii) changes in rate-volume (changes in rate multiplied by the change in volume). Increases and decreases due to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and change due to rate.

                                                                       Year Ended December 31,
                                  ----------------------------------------------------------------------------------------------
                                        1996       vs.      1995       1995      vs.     1994         1994      vs.     1993
                                  ---------------------------------   ---------------------------   -----------------------------
                                              Increase                        Increase                        Increase
                                             (Decrease)                      (Decrease)                       (Decrease)
                                               Due to                          Due to                           Due to
                                  ---------------------------------   ---------------------------   -----------------------------
                                    Volume      Rate       Net        Volume    Rate        Net       Volume     Rate        Net
                                  ----------  --------   ----------   ------   -----       ------   ---------- --------   --------
Interest
 income
    Loans receivable                $1,168    ($  270)    $  898     $    9    $   515    $   524    ($   72)   ($  457)   ($  529)
    Mortgage-backed securities      $  758     $   18     $  776    ($   22)   $   199    $   177       (549)   ($  231)      (780)

  Other interest earning assets       (463)       (98)   ($  561)       638        364    $ 1,002        363        485        848
                                   -------    -------    -------     ------    -------    -------    -------    -------    -------
   Total interest-earning assets     1,463    ($  350)    $1,113     $  625    $ 1,078    $ 1,703    ($  258)   ($  203)   ($  461)
                                   =============================     ============================    ==============================

  Interest expense:
    Savings accounts               ($    5)    $    3    ($    2)   ($   11)   $    67    $    56    $    76    ($   20)    $   56
       NOW and money market        ($   23)   ($   24)   ($   47)   ($   66)   $     0   ($    66)         3    ($   45)       (42)
     Time deposits                  $  483     $   64     $  547     $  483    $   992    $ 1,475         30    ($  307)      (277)
     Borrowed money                 $  503        (42)    $  461     $   22         22    $    44       (142)         1       (141)
                                   -------    -------    -------     ------    -------    -------    -------    -------    -------
      Total interest-bearing
            liabilities                958          1        959        427      1,082      1,509        (33)      (371)      (404)
                                   =============================     ============================   ===============================

 Net change in interest income     $   504    ($  350)    $  154     $  198   ($     4)   $   194   ($   225)    $  168   ($    57)
                                   =============================     ============================   ===============================

         Our net interest income increased $154,000 or 3.7% to $4.3 million in 1996 compared to $4.1 million in 1995. The increase was due primarily to the growth of average interest-earning assets from $130.8 million in 1995 to $148.7 million in 1996, partially offset by a decline in our interest rate spread from 3.17% in 1995 to 2.86% in 1996. The decline in our interest rate spread had a corresponding impact on our net interest margin which declined 27 basis points to 2.87% in 1996.

         The increase in our average interest-earning assets of $17.9 million reflects an increase of $12.9 million in average loans, an increase of $12.0 million in average mortgage-backed securities and a decrease of $7.2 million in other average interest-earning assets which is made up of small business loan securities, investment securities, and interest bearing deposits held at banks.

         Our interest rate spread and net interest margin decreased in 1996 compared to 1995. This was due to a decline in the yield on average interest-earning assets from 7.90% in 1995 to 7.70% in 1996 and an increase in the interest cost of average interest-bearing liabilities from 4.73% in 1995 to 4.85% in 1996.

         The yield on our average interest-earning assets decreased in 1996 due to a decline in the yield on loans and, other interest earning assets, offset by a slight increase in yield on mortgage-backed securities. As general market rates of interest were relatively stable during 1995 and 1996, the decline in the yield on our loans in 1996 reflected the impact of competition for new loan origination's.

         The increase in the cost of our average interest-bearing liabilities was due primarily to a shift in deposits toward certificates of deposits, which have a higher cost the demand deposits. The cost of NOW and Money Market accounts fell from 2.67% in 1995 to 2.51% in 1996, and borrowed money fell from 5.89% in 1995 to 5.50% in 1996, while the cost of time deposits rose from 5.39% in 1995 to 5.45% in 1996. The lower costs of NOW and Money Market accounts reflects our reduction of deposit rates to match the decrease in interest rates during 1996 and the decrease in the cost of borrowings reflects the reduction in average advances from the Federal Home Loan Bank and the decrease in interest rates. The increase in the cost of time deposits reflects increased competition.

         Our net interest income increased $194,000 or 4.9% to $4.1 million in 1995 compared to $3.9 million in 1994. The increase was due primarily to the growth of average interest-earning assets from $119.5 million in 1994 to $130.8 million in 1995, partially offset by a decline in our interest rate spread from 3.39% in 1994 to 3.17% in 1995. The decline in our interest rate spread had a corresponding impact on our net interest margin which declined 14 basis points to 3.14% in 1995.

         The increase in our average interest-earning assets of $11.4 million reflects an increase of $11.7 million in other average interest-earning assets which was mostly due to a increase in investment securities held to maturity.

         Our interest rate spread and net interest margin decreased in 1995 compared to 1994. This was due to an increase in the yield on average interest-earning assets from 7.23% in 1994 to 7.90% in 1996 and an increase in the interest cost of average interest-bearing liabilities from 3.84% in 1994 to 4.73% in 1995.

         The yield on our average interest-earning assets increased in 1995 due to an increase in the yield on loans, mortgage-backed securities and other interest earning assets.

         The increase in the cost of our average interest-bearing liabilities was due primarily to increases in the cost of savings accounts from 3.05% in 1994 to 3.35% in 1996, time deposits from 4.30% in 1994 to 5.39% in 1995, and borrowed funds from 4.88% in 1994 to 5.89% in 1995. The increase in the cost of savings accounts and time deposits reflects an increase in average time deposits due to our promotional activities to increase our deposit base and a shift in the deposit mix from our lower cost time deposits to our higher cost time deposits. The increased cost of borrowings reflects the increase of average borrowed funds during 1995 and the increase in interest rates on these funds.

         Provision for Loan Losses. We recorded a provision for loan losses of $143,000 in 1996 compared with $80,000 in 1995 and a negative loan loss provision of $145,000. The increase in our provision for loan losses in 1996 and 1995 reflects the increase in the size of our loan portfolio due to internal loan growth, purchase of residential loans and the increase in our non-performing loan portfolio.

         Historically, we have emphasized our loss experience over other factors in establishing the provision for loan losses. We review the allowance for loan losses in relation to: (i) the composition of our loan portfolio, (ii) observations of the general economic climate and (iii) loan loss expectations (identification of problem loans and the establishment of specific loan loss allowances on such loans).

         We will continue to monitor our allowance for loan losses and make future adjustments to the allowance through the provision for loan losses as economic conditions dictate. We maintain an allowance for loan losses at a level that we consider to be adequate to provide for the inherent risk of loss in our loan portfolio, however, there can be no assurance that future losses will not exceed estimated amounts or that additional provisions for loan losses will not be required in future periods. In addition, our determination as to the amount of our allowance for loan losses is subject to review by the OTS, as part of the examination process, which may result in the establishment of an additional allowance based upon the judgment of the OTS after review of the information available at the time of the OTS examination.

         Non-Interest Income. Our non-interest income increased $20,000 in 1996 or 12.5% from $160,000 for the year ended December 31, 1995 to $180,000 for the year ended December 31, 1996. The increase was primarily a result of an increase in miscellaneous non-interest income from $72,000 in 1995 to $86,000 in 1996. This increase was due to an increase in collection of mortgage late charges during 1996.

         Our non-interest income increased $54,000 in 1995 or 51% from $106,000 for the year ended December 31, 1994 to $160,000 for the year ended December 31, 1995. The increase was primarily a result of increases in fees and service charges and miscellaneous income. Fees and service charges increased $32,000 from $61,000 for the year ended December 31, 1994 to $93,000 in 1995.
Miscellaneous non-interest income increased $26,000 from $46,000 in 1994 to $72,000 in 1996. The increase for fees, service charges, and miscellaneous non-interest income was due to a higher level of collection of mortgage late fees, increases in branch, savings and checking fees.

         Non-Interest Expense. Our non-interest expense increased by $1.03 million or 30% from $3.46 million for 1995 to $4.44 million for 1996. The increase was primarily attributable to the one-time special SAIF assessment of $845,000. Pursuant to the Economic Growth and Paperwork Reduction Act of 1996 (the "Act"), the FDIC imposed a special assessment on SAIF members to capitalize the SAIF at the designated reserve level of 1.25% as of October 1, 1996. Based on our deposits as of March 31, 1995, the date for measuring the amount of the special assessment pursuant to the Act, our special assessment was $845,000. Due to the recapitalization of the SAIF, we expect lower premiums for deposit insurance in future periods. See Form 10-K, "Regulation - Regulation of the Bank Insurance of Deposit Accounts."

         Pursuant to the Act, we will pay, in addition to our normal deposit insurance premium as a member of the SAIF, an annual amount equal to approximately 6.4 basis points of outstanding SAIF deposits toward the retirement of the Financing Corporation Bonds ("Fico Bonds") issued in the 1980's to assist in the recovery of the savings and loan industry. Members of the Bank Insurance Fund ("BIF"), by contrast, will pay, in addition to their normal deposit insurance premium, approximately 1.3 basis points. Beginning no later than January 1, 2000, the rate paid to retire the Fico Bonds will be equal for members of the BIF and the SAIF. The Act also provides for the merging of the BIF and the SAIF by January 1, 1999 provided there are no financial institutions still chartered as savings associations at that time. Should the insurance funds be merged before January 1, 2000, the rate paid by all members of this new fund to retire the Fico Bonds would be equal.

         In addition, our salaries and employee benefits decreased by $61,000 in 1996 compared to 1995. The decrease was a result of some staff reduction through normal attrition and reduced medical benefits expense. Equipment expense decreased by $21,000 in 1996 as compared to 1995. Equipment costs increased in 1995 due to the acquisition of Little Ferry Branch in fiscal 1994. There were no branch acquisitions in 1996. Our legal fees increased $48,000 in 1996 as compared to 1995. This increase was the result of increased legal fees in connection with a lawsuit involving one of our real estate owned properties. The suit was settled in 1996 and did not have a material affect on our consolidated financial statements.

         Our non-interest expense increased by $30,000 or 0.9% from $3.43 million for 1994 to $3.46 million for 1995. Our salaries and employee benefits increased $200,000 from $1.2 million in 1994 to $1.4 million in 1995. Due to our acquisition of the Little Ferry Branch, salaries increased $94,000, benefits increased $25,000, and payroll taxes increased $23,000. We also paid to our employees incentive payments of $16,000 in 1995. Loss on foreclosed real estate decreased $154,000 from $312,000 in 1994 to $157,000 as sales of properties resulted in gains of $73,000 in 1995 versus losses of $87,000 in 1994.

         Income Tax Expense. We recognized an income tax benefit of $59,000 for 1996 compared to a tax expense of $376,000 in 1995. The $435,000 decrease was the result of pre-tax loss of $179,000 in 1996 versus pre-tax income of $738,000 in 1995.

Liquidity and Capital Resources

         We are required to maintain minimum levels of liquid assets as defined by OTS regulations. This requirement, which varies from time to time depending upon economic conditions and deposit flows, is based upon a percentage of our deposits and short term borrowings. The required ratio currently is 5.0% and our liquidity ratio average was 13.9% and 14.5% at December 31, 1995 and 1996, respectively.

         Our primary sources of funds are deposits, repayment of loans and mortgage-backed securities, maturities of investments and interest-bearing deposits, funds provided from operations and advances from the FHLB of New York. While scheduled repayments of loans and mortgage-backed securities and maturities of investment securities are predicable sources of funds, deposit flows and loan prepayments are greatly influenced by the general level of interest rates, economic conditions and competition. We use our liquidity resources principally to fund existing and future loan commitments, to fund maturing certificates of deposit and demand deposit withdrawals, to invest in other interest-earning assets, to maintain liquidity, and to meet operating expenses.

         Net cash provided by our operating activities for the year ended December 31, 1996 totalled $1.3 million as compared to $784,000 for the year ended December 31, 1995. Net cash provided by our operating activities for the year ended December 31, 1995 totalled $784,000 as compared to $1.6 million for the year ended December 31, 1994.

         Net cash used in our investing activities for the year ended December 31, 1996 totalled $4.0 a decrease of $19.4 million from December 31, 1995. The decrease was primarily attributable to an increase of $17.3 million of net proceeds from calls and sales of investment securities and mortgage-backed securities.

         Net cash used in our investing activities for the year ended December 31, 1995 totalled $23.4 an increase of $23.0 million from December 31, 1994. The increase was primarily attributable to the receipt of $12.0 million from a 1994 branch acquisition, and, purchases of $9.0 in loan receivables in 1995.

         Net cash provided by our financing activities for 1996 totalled $12.2 million. This was the result of a net increase in deposits of $24.3 million and repayment of FHLB advances of $12.6.

         Net cash provided by our financing activities for 1995 totalled $20.2 million. This was the result of a net increase in deposits of $7.8 million and of FHLB advances of $12.6.

         Liquidity may be adversely affected by unexpected deposit outflows, excessive interest rates paid by competitors, adverse publicity relating to the savings and loan industry, and similar matters. Further, the disparity in Fico Bond interest payments as described herein could result in us losing deposits to BIF members that have lower costs of funds and therefore are able to pay higher rates of interest on deposits. Management monitors projected liquidity needs and determines the level desirable, based in part on our commitments to make loans and management's assessment of our ability to generate funds. We are also subject to federal regulations that impose certain minimum capital requirements.

Impact of Inflation and Changing Prices

         Our consolidated financial statements and the accompanying notes presented elsewhere in this document, have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike most industrial companies, nearly all our assets and liabilities are monetary. As a result, interest rates have a greater impact on our performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Recent Accounting Pronouncements

         FASB Statement on Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities. In June 1996, FASB issued SFAS No. 125, which will be effective, on a prospective basis, for fiscal years beginning after December 31, 1996. SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities based on consistent application of a financial-components approach that focuses on control. SFAS No. 125 extends the "available for sale" and "trading" approach of SFAS No. 115 to non-security financial assets that can be contractually prepaid or otherwise settled in such a way that the holder of the asset would not recover substantially all of its recorded investment. In addition, SFAS No. 125 amends SFAS No. 115 to prevent a security from being classified as held to maturity if the security can be prepaid or settled in such a manner that the holder of the security would not recover substantially all of its recorded investment. The extension of the SFAS No. 115 approach to certain non-security financial assets and the amendment to SFAS No. 115 are effective for financial assets held on or acquired after January 1, 1997. The FASB has proposed to defer the effective date of SFAS No. 125 until January 1, 1998 for certain transactions including repurchase agreements, dollar-roll, securities lending and similar transactions. FASB 125 will not have a material effect on our financial statements.

SELECTED FINANCIAL DATA
-----------------------

                                                          AT OR FOR THE YEAR ENDED DECEMBER 31,

                                                       1996      1995     1994      1993      1992
                                                       ----      ----     ----      ----      ----
                                                            (In Thousands, except for per share
                                                                          amounts)
TOTAL AMOUNT OF :
      ASSETS                                       $166,734  $154,635 $133,730  $130,574  $131,530
      LOANS RECEIVABLE, NET                          94,733    85,836   74,277    76,918    81,550
      SECURITIES AVAILABLE FOR SALE                  37,507    35,964    -----    15,893     -----
      MORTGAGE-BACKED SECURITIES                     12,805     2,545   18,289     4,035    23,935
      INVESTMENT SECURITIES                           2,926    19,823   28,120    10,443     5,942
      CASH & CASH EQUIVALENTS                        10,673     1,128    3,559    12,345     8,703
      DEPOSITS                                      156,596   131,636  123,656   115,494   123,836
      FHLB ADVANCES                                   -----    12,600    -----     5,000     -----
      RETAINED EARNINGS                               5,062     5,352    5,210     4,930     2,473
      OTHER EQUITY                                    4,270     4,245    3,967     4,111     4,110
      NET INTEREST INCOME                             4,270     4,116    3,922     3,980     3,520
      NET (LOSS) INCOME                                (120)      363      499     2,500       975
      EARNINGS PER COMMON SHARE                      ($0.27)    $0.82    $1.13     $5.68     $1.78
      COMMON STOCK DIVIDENDS                          -----     $0.50    $0.50     -----     -----

                   FIRST SAVINGS BANCORP OF LITTLE FALLS, INC.
                                AND SUBSIDIARIES

                        CONSOLIDATED FINANCIAL STATEMENTS
                   (With Independent Auditor's Report Thereon)

                                December 31, 1996

                   FIRST SAVINGS BANCORP OF LITTLE FALLS, INC.
                                AND SUBSIDIARIES
                        CONSOLIDATED FINANCIAL STATEMENTS
                   (With Independent Auditor's Report Thereon)
                                December 31, 1996
         ---------------------------------------------------------------




                                      INDEX
                                      -----



                                                                          Page
                                                                          ----

Management Responsibility Statement                                        1



Independent Auditors' Report                                               2



Consolidated Statements of Financial Condition as of
  December 31, 1996 and 1995                                               3



Consolidated Statements of Operations for Each of the Years in the
  Three-Year Period Ended December 31, 1996                                4



Consolidated Statements of Changes in Stockholders' Equity for
  Each of the Years in the Three-Year Period Ended December 31, 1996       5



Consolidated Statements of Cash Flows for each of the Years in the
  Three-Year Period Ended December 31, 1996                              6 - 7



Notes to Consolidated Financial Statements                              8 - 34





All schedules are omitted because they are not required or applicable or the required information is shown in the consolidated financial statements or the notes thereto.

                       MANAGEMENT RESPONSIBILITY STATEMENT
                       -----------------------------------


                                                                February 7, 1997


Management of First Savings Bancorp of Little Falls, Inc. and its Subsidiaries is responsible for the preparation of the consolidated financial statement and all other consolidated financial information included in this report. The consolidated financial statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis. All consolidated financial information included in this report agrees with the consolidated financial statements. In preparing the consolidated financial statements, management makes informed estimates and judgements, with consideration given to materiality, about the expected result of various events and transactions.

Management maintains a system of internal accounting control that includes personnel selection, appropriate division of responsibilities and formal procedures and policies consistent with high standards of accounting and administrative practice. Consideration has been given to the necessary balance between costs of systems of internal control and the benefits derived.

Management reviews and modifies its systems of accounting and internal control in light of changes in conditions and operations as well as in response to recommendations from independent certified public accountants. Management believes the accounting and internal control systems provide reasonable assurance that assets are safeguarded and financial information is reliable.

The Board of Directors (the "Board") is responsible for determining that management fulfills its responsibilities in the preparation of the consolidated financial statements and in the control of operation. The Board appoints the independent certified public accountants, approves the overall scope of audit work and related fee arrangements and reviews audit reports and findings.


                                                   /s/H.S. Kostakopoulos
                                                   -----------------------------
                                                   Dr. H.S. Kostakopoulos
                                                   President and Chief Executive
                                                   Officer

                                                   /s/Brian McCourt
                                                   -----------------------------
                                                   Brian McCourt
                                                   Vice President, Treasurer
                                                   and Controller
1.

                                  [Letterhead]



[LOGO]

Established                    RADICS & CO., LLC
   1933            Certified Public Accountants & Consultants



                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------




To The Board of Directors and Stockholders
First Savings Bancorp of Little Falls, Inc.
Little Falls, NJ


We have audited the accompanying consolidated statements of financial condition of First Savings Bancorp of Little Falls, Inc. (the "Corporation") and Subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to in the second preceding paragraph present fairly, in all material respects, the consolidated financial position of First Savings Bancorp of Little Falls, Inc. and Subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

As discussed in note 1 to consolidated financial statements, the Corporation changed its method of accounting for debt and equity securities during the year ended December 31, 1994.

                                                                             2.

                                                /s/ Radics & Co., LLC


February 7, 1997

     55 US Highway 46 East, Post Office Box 676, Pine Brook, NJ 07058-0676
                         201-575-9696 Fax 201-575-9695

                  FIRST SAVINGS BANCORP OF LITTLE FALLS, INC.
                                AND SUBSIDIARIES
            CONSOLIDATED FINANCIAL STATEMENTS OF FINANCIAL CONDITION

                                                                              December 31,
                                                                       ----------------------------
Assets                                                    Note (s)         1996           1995
                                                       --------------- -------------  -------------

Cash and amounts due from depository institutions                       $ 1,319,813    $   862,200
Interest-bearing deposits in other banks
                                                                          9,353,526        265,375
                                                                       -------------  -------------

     Total cash and cash equivalents                      1 and 19       10,673,339      1,127,575
Securities available for sale                         1, 3, 11 and 19    37,506,700     35,964,115
Investment securities held to maturity                 1, 4, and 19       2,000,000     19,000,000
Mortgage-backed securities held to maturity           1, 5, 11 and 19    12,805,191      2,545,101
Loans receivable                                        1, 6, and 19     94,732,642     85,836,007
Real estate owned                                         1 and 7         2,906,034      3,724,958
Premises and equipment                                    1 and 8         2,956,315      2,904,934
Federal Home Loan Bank of New York stock                     11             925,600        823,300
Interest receivable                                    1, 6, 9 and 19     1,110,765      1,427,868
Other assets                                              1 and 13        1,117,511      1,281,111
                                                                       -------------  -------------

     Total assets                                                      $166,734,097   $154,634,969
                                                                       =============  =============

Liabilities and retained earnings
Liabilities

Deposits                                                 10 and 19     $156,596,114   $131,636,083
Borrowed money                                           11 and 19                -     12,600,000
Advance payments by borrowers for taxes and insurance                       633,815        563,262
Other liabilities                                                           171,920        238,715
                                                                       -------------  -------------

     Total liabilities                                                  157,401,849    145,038,060
                                                                       -------------  -------------

Commitments and contingencies                          15, 16 and 19              -              -

Stockholders' equity                                  1, 2, 12 and 13
Preferred stock - par value $0.01 per share;
authorized
 1,000,000 shares; issued and outstanding -0-
shares
   (1996) and 34,000 shares (1995)                                                -            340
Common stock - par value $1.00 per share;
  authorized 5,000,000 shares; issued and outstanding
  440,100  shares (1996) and 100,100 shares (1995)                          440,100        100,100
Paid-in capital
                                                                          3,670,377      4,010,037
Retained earnings - substantially restricted
                                                                          5,062,392      5,352,463
Unrealized gain on securities available for sale, net                       159,379        133,969
                                                                       -------------  -------------

     Total stockholders' equity
                                                                          9,332,248      9,596,909
                                                                       -------------  -------------

     Total liabilities and stockholders' equity                        $166,734,097   $154,634,969
                                                                       =============  =============



See notes to consolidated financial statements.

                                                                              3.

                   FIRST SAVINGS BANCORP OF LITTLE FALLS, INC.
                                AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      -------------------------------------

                                                                   YEAR ENDED DECEMBER 31,
                                                          ----------------------------------------
                                               NOTE(S)        1996          1995          1994
                                            ------------  ------------  ------------  ------------

Interest income:
  Loans                                       1 and 6      $ 7,686,356   $ 6,788,274   $ 6,264,513
  Mortgage-backed securities                     1           1,935,936     1,160,130       982,750
  Investments                                    1           1,730,414     2,024,582       958,711
  Other interest-earning assets                                102,974       368,823       433,246
                                                            ----------    ----------    ----------
     Total interest income                                  11,455,680    10,341,809     8,639,220
                                                            ----------    ----------    ----------

Interest expense:
  Deposits                                       10          6,593,393     6,094,747     4,630,203
  Borrowed money                                               591,823       131,038        86,809
                                                            ----------    ----------    ----------
     Total interest expense                                  7,185,216     6,225,785     4,717,012
                                                            ----------    ----------    ----------

Net interest income                                          4,270,464     4,116,024     3,922,208
Provision for (recovery of) loan losses       1 and 6          142,500        80,228      (145,468)
                                                            ----------    ----------   ----------

Net interest income after
  provision for (recovery of) loan losses                    4,127,964     4,035,796     4,067,676
                                                            ----------    ----------    ----------

  Fees and service charges                                      90,606        92,622        60,848
  (Loss) on sale of loans                                            -             -          (483)
  (Loss) gain on calls and sales of
     securities                             1,3,4 and 5          3,575        (4,808)            -
  Miscellaneous                                                 85,884        71,886        45,566
                                                             ---------     ---------    ----------
     Total non-interest income                                 180,065       159,700       105,931
                                                            ----------    ----------    ----------

Non-interest expenses:
  Salaries and employee benefits                 14          1,368,656     1,429,664     1,260,434
  Net occupancy expense of premises              1             245,327       241,138       229,366
  Equipment                                      1             361,738       382,817       400,341
  Loss on foreclosed real estate              1 and 7          396,168       156,663       311,912
  Federal insurance premium                      16          1,130,410       307,671       305,196
  Advertising and promotion                                    101,070        84,977        75,561
  Consulting fees                                              113,202       136,708       119,949
  Legal fees                                                   170,763       123,141       137,879
  Amortization of intangibles                    1              33,336        33,333        22,223
  Miscellaneous                                                566,469       560,930       564,426
                                                            ----------    ----------    ----------
     Total non-interest expenses                             4,487,139     3,457,042     3,427,287
                                                            ----------     ---------     ---------
(Loss) income before income taxes (benefit)                   (179,110)      738,454       746,320
Income taxes (benefit)                        1 and 13         (59,039)      375,568       247,031
                                                          -----------     ----------       -------
Net (loss) income                                             (120,071)      362,886       499,289

Preferred stock dividends                                      170,000       170,000       170,000
                                                           -----------    ----------    ----------
Net (loss) applicable to common shares                    $   (290,071)  $   192,886   $   329,289
                                                           ===========    ==========    ==========

Net (loss) income per common share
  and common stock equivalents                   1        $      (0.27)  $      0.82   $      1.13
                                                           ===========    ==========    ==========

Dividends per common share                                 $         -   $       .50   $       .50
                                                            ==========    ==========    ==========

Weighted average number of common shares
  and common stock equivalents outstanding       1             440,100       440,100       440,100
                                                          ============    ==========    ==========

See notes to consolidated financial statements.
                                                                            4.

                  FIRST SAVINGS BANCORP OF LITTLE FALLS, INC.
                                AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
        ----------------------------------------------------------------

                                                                       Unrealized
                                                          Retained     Gain (Loss)
                                                         Earnings -        on           Total
                                                                       Securities
                  Preferred     Common       Paid-in    Substantially   Available   Stockholders'
                                                                           for
                    Stock       Stock        Capital     Restricted     Sale, Net      Equity
                  ----------- -----------  ------------ -------------  ------------ --------------
Balance -
  January 1,      $ 340        $100,100    $ 4,010,037   $ 4,930,388   $      -      $ 9,040,865
Net income for
  the year ended
  December 31,
  1994                -               -              -       499,289          -          499,289
Unrealized loss
  on securities
  available for
  sale, net of
  income tax
  effect              -               -              -             -     (142,989)    (142,989)
Dividend on
  preferred
  stock               -               -              -      (170,000)           -     (170,000)
Dividend on
  common stock        -               -              -       (50,050)           -      (50,050)
                  ------     ----------   ------------ -------------  ------------ --------------
Balance -
  December 31,
  1994              340         100,100      4,010,037     5,209,627     (142,989)   9,177,115
Net income for
  the year ended
  December 31,
  1995                -               -              -       362,886            -      362,886
Unrealized gain
  on securities
  available for
  sale, net of
  income tax
  effect              -               -              -             -      276,958      276,958
Dividend on
  preferred
  stock               -               -              -      (170,000)           -     (170,000)
Dividend on
  common stock        -               -              -       (50,050)                  (50,050)
                  -----         ----------  ----------   ------------    ---------   -----------
Balance -
  December 31,
  1995              340          100,100     4,010,037     5,352,463      133,969    9,596,909
Net loss for
  the year
  ended
  December 31,
  1996                -                -            -       (120,071)           -     (120,071)
Unrealized gain
  on securities
  available for
  sale, net of
  income tax
  effect              -                -            -              -       25,410       25,410
Conversion of
  preferred
  stock
  to common
  stock            (340)         340,000     (339,660)             -            -             -
Dividend on
  preferred
  stock               -                -            -       (170,000)           -      (170,000)
                  -----          -------   ----------   ------------    ---------   -----------

Balance -
  December 31,
  1996           $    -        $ 440,100   $3,670,377   $  5,062,392    $ 159,379   $ 9,332,248
                  =====         =========   ==========   ============    =========   ===========

See notes to consolidated financial statements.
                                                                             5.

                   FIRST SAVINGS BANCORP OF LITTLE FALLS, INC.
                                AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              ----------------------------------------------------


                                                                    Year Ended December 31,
                                                       --------------------------------------------
                                                          1996            1995          1994
                                                       -------------   ------------- -------------
Cash lows from operating activities:
     Net (loss) income                                 $ (120,071)     $ 362,886     $ 499,289
     Adjustments  to  reconcile  net  (loss)
      income  to net  cash  provided  by
      operating activities:
          Depreciation                                    287,849        303,303       369,118
          Amortization of premiums, discounts
           and fees, net                                  307,664         97,863        17,071
          Amortization of intangibles                      33,336         33,333        22,223
          Deferred income taxes                           (84,255)        414,735       23,383
          Provision for (recovery of) losses
           on loans and real estate owned                 399,000         210,000      (54,770)
          Net loss (gain) on sales of assets                4,965         (73,360)      87,351
          Loss on calls of investment securities
           held to maturity                                     -           4,808            -
          Decrease (increase) in interest
           receivable, net                                317,103        (501,478)     (263,115)
          Decrease (increase) in refundable
           income taxes                                   212,449        (212,449)      909,482
          (Increase) decrease in other assets             (17,763)         90,235       137,133
          Increase (decrease) in accrued interest
           payable                                            966         144,560        (3,513)
          (Decrease)  in other liabilities                (16,745)        (90,782)     (129,171)
                                                        ---------      ---------     ---------
               Net cash provided by operating
                activities                              1,324,498         783,654     1,614,481
                                                        ---------      ---------     ---------
Cash flows from investing activities:
     Proceeds from maturities of term deposits                  -       8,500,000     9,500,000
     Proceeds from calls of investment securities
      held to maturity                                 17,000,000       4,000,000             -
     Purchases of:
                Term deposits                                   -      (6,000,000)   (2,500,000)
                Securities available for sale         (12,189,859)              -             -
                Investment securities held to
                 maturity                                       -               -   (26,856,360)
                Mortgage-backed securities held
                 to maturity                          (12,491,176)    (21,723,449)            -
                Loans receivable                       (6,135,880)     (9,055,000)            -
                Premises and equipment                   (339,230)       (346,237)     (218,085)
     Principal repayments on:
                Securities available for sale           6,442,347               -       525,724
                Investment securities held to
                 maturity                                       -          20,927     1,907,322
                Mortgage-backed securities held
                 to maturity                            1,817,557       3,715,596       824,443
     Proceeds from sales of:
                Securities available for sale           3,924,166               -             -
                Mortgage-backed securities held to
                 maturity                                 403,979               -             -
                Loans                                      64,615               -       454,423
                Real estate owned                         638,401         458,697     1,246,302
     Net (increase) decrease in loans receivable       (2,929,591)     (2,697,732)    2,003,589
     Additions to real estate owned                      (104,711)       (159,948)            -
     Payments applied to real estate owned                 13,380          11,500        39,445
     (Purchase) redemption of Federal Home Loan Bank
        of New York stock                                (102,300)       (151,300)      271,200
     Net proceeds in connection with the acquisition
         of branch office                                       -               -    12,332,929
                                                        ---------      ---------     ----------
               Net cash (used in) investment
                activities                             (3,988,302)    (23,426,946)     (469,068)
                                                        ---------      ---------     ----------

See Notes to consolidates financial statements.
                                                                             6.

                  FIRST SAVINGS BANCORP OF LITTLE FALLS, INC.
                                AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     -------------------------------------
                                                                    Year Ended December 31,
                                                      ----------------------------------------------
                                                            1996            1995            1994
                                                      -----------------  ------------- -------------
Cash flows from financing activities:
     Net increase (decrease) in deposits              $   24,959,065    $  7,835,814    $(4,697,694)
     Proceeds net of repayments from borrowed
      money                                              (12,600,000)     12,600,000     (5,000,000)
     Increase (decrease) in advance payments
       by borrowers for taxes and insurance                   70,553          (4,243)       (63,298)
     Cash dividend paid on preferred stock                  (170,000)       (170,000)      (170,000)
     Cash dividend paid on common stock                      (50,050)        (50,050)             -
                                                        -------------   ------------    -----------
          Net cash provided by (used in)
           financing activities                           12,209,568      20,211,521     (9,930,992)
                                                        -------------   -------------    -----------
Net increase (decrease) in cash and cash
  equivalents                                              9,545,764      (2,431,771)    (8,785,579)
Cash and cash equivalents - beginning                      1,127,575       3,559,346     12,344,925
                                                        -----------     -----------      -----------

Cash and cash equivalents - ending                      $ 10,673,339    $  1,127,575    $ 3,559,346
                                                        ============    ============    =============
Supplemental disclosures for cash flows information:
     Cash paid (refunded) during the year for:
          Interest                                      $  7,195,772    $  6,069,703    $ 4,720,525
                                                        ============    ============    =============

          Income taxes                                  $   (210,459)   $    225,111    $  (605,898)
                                                        ============    ============    =============
Supplemental disclosure of noncash activities:
     Investment securities held to maturity
      transferred to available for sale                 $          -       1,921,218              -
                                                        ============    ============    ============
     Mortgage-backed securities held to
       maturity transferred to (from) available
       for sale                                         $          -      33,654,187    $(15,105,404)
                                                        ============    ============    =============
     Unrealized gain (loss) on securities, net:
        Upon initial adoption of Statement of
          Financial Accounting Standards No. 115        $         -     $          -          80,113
        Subsequent change                                    25,410          276,658        (223,102)
                                                        -----------     -----------      -----------
                                                             25,410          276,958        (142,989)
                                                        ============    ============    =============
     Loans transferred to real estate owned             $   493,186     $    405,461    $    817,460
                                                        ============    ============    =============

     Loans originated to facilitate the sale
       of real estate owned                             $   500,000     $    256,500    $    409,500
                                                        ============    ============    =============
     Dividends declared but not paid:
          Common stock                                  $          -    $     50,050    $     50,050
          Preferred stock                                     42,500          42,500          42,500
                                                        -----------     -----------      -----------
                                                              42,500          92,550          92,550
                                                        ============    ============    =============
     Preferred stock converted to common stock          $    339,660    $          -    $           -
                                                        ============    ============    =============
     Branch acquisition:
          Assets acquired                               $          -    $          -    $     30,387
          Liabilities assumed                                      -               -     (12,863,316)
          Excess of cost over net assets
           acquired                                                -               -         500,000
                                                        ------------    ------------     -----------
                                                        $          -    $          -     (12,332,929)
                                                        ============    ============     ===========

See notes to consolidated financial statements.
                                                                              7.

                   FIRST SAVINGS BANCORP OF LITTLE FALLS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            --------------------------------------------------------


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------

   Basis of consolidated financial statement presentation
   ------------------------------------------------------

   The consolidated financial statements include the accounts of the Corporation and its wholly owned subsidiary, First Savings Bank of Little Falls, FSB (the "Savings Bank"), and the Savings Bank's wholly owned subsidiaries, The First Service Corporation of Little Falls (the "Service Corp.") and Redeem, Inc., and have been prepared in conformity with generally accepted accounting principles. All significant intercompany accounts and transactions have been eliminated in consolidation.

   In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statements of consolidated financial condition and revenues and expenses for the period then ended. Actual results could differ significantly from those estimates.

   Material estimates that are particularly susceptible to significant changes in the near-term relate to the determination of the allowance for loan losses, the valuation of real estate owned and the determination of the amount of deferred tax assets which are more likely than not to be realized.

   Management believes that the allowance for loan losses is adequate, real estate owned is appropriately valued and deferred tax assets recorded are more likely than not to be realized. While management uses available information to recognize losses on loans and real estate owned, future additions to the allowance for loan losses or further writedowns of real estate owned may be necessary based on changes in economic conditions in the Savings Bank's market area.

   In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Savings Bank's allowance for loan losses and real estate owned valuations. Such agencies may require the Savings Bank to recognize additions to the allowance or additional writedowns based on their judgments about information available to them at the time of their examination.

   Cash and cash equivalents
   -------------------------

   Cash and cash equivalents include cash and amounts due from depository institutions and interest-bearing deposits in other banks with original maturities of three months or less.
                                                                             8.

                   FIRST SAVINGS BANCORP OF LITTLE FALLS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            --------------------------------------------------------


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd)
   ------------------------------------------

   Investment and mortgage-backed securities
   -----------------------------------------

   Pursuant to Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("Statement") No. 115, investments in debt securities that the Corporation has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized holding gains and losses included in earnings. Debt and equity securities not classified as trading securities nor as held-to-maturity securities are classified as available for sale securities and reported at fair value, with unrealized holding gains or losses, net of deferred income taxes, reported in a separate component of stockholders' equity.

   The initial application of Statement No. 115, effective January 1, 1994, resulted in an increase to stockholders' equity, net of deferred taxes, of approximately $80,000, but had no effect on operations. On April 1, 1994, management transferred the entire securities available for sale portfolio, having a carrying value of approximately $15,105,000, to held to maturity. As required, the unrealized loss at the date of transfer was capitalized for subsequent amortization over the remaining lives of the related securities.

   As permitted by the FASB's "A guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities", the Savings Bank reassessed the classification it its held to maturity portfolios. Effective December 31, 1995, as a result of such reassessment, the Savings Bank transferred securities with an approximate book value, including approximately $189,000 of unrealized losses remaining from the April 1, 1994 transfer, of $35,575,000 and an approximate fair value of $35,964,000, from held to maturity to available for sale. In connection with such transfer, an unrecognized gain, net of deferred income taxes, of approximately $253,000 was recognized and classified as a separate component of stockholders' equity.

   Premiums and discounts on all securities are amortized/accreted using the interest method. Interest and dividend income on securities, which includes amortization of premiums and accretion of discounts, is recognized in the consolidated financial statements when earned. The adjusted cost basis of an identified security sold or called is used for determining security gains and losses recognized in the consolidated statements of operations.



                                                                           9.

                   FIRST SAVINGS BANCORP OF LITTLE FALLS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            --------------------------------------------------------

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd)
   ------------------------------------------

   Loans receivable
   ----------------

   Loans receivable are stated at unpaid principal balances less the allowance for loan losses and deferred loan fees and discounts. Interest is calculated by the use of the actuarial method.

   The Savings Bank defers loan origination fees and certain direct loan origination costs and accretes such amounts as an adjustment of yield over the contractual lives of the related loans. Discounts on loans purchased are recognized as income by use of a method which approximates the level-yield method over the terms of the respective loans.

   Uncollectible interest on loans that are contractually past due is charged off and the related loans placed on nonaccrual status. Income is subsequently recognized only to the extent that cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments is probable, in which case the loan is returned to an accrual status.

   Allowance for loan losses
   -------------------------

   An allowance for loan losses is maintained at a level considered adequate to absorb future loan losses. Management of the Savings Bank, in determining the allowance for loan losses, considers the risks inherent in its loan portfolio and changes in the nature and volume of its loan activities, along with the general economic and real estate market conditions.

   The Savings Bank utilizes a two-tier approach: (1) identification of problem loans and establishment of specific loss allowances on such loans; and (2) establishment of general valuation allowances on the remainder of its loan portfolio. The Savings Bank maintains a loan review system which allows for a periodic review of its loan portfolio and the early identification of potential problem loans. Such system takes into consideration, among other things, delinquency status, size of loans, type and estimated fair value of collateral and financial condition of the borrowers. Specific loan loss allowances are established for identified loans based on a review of such information. General loan loss allowance are based upon a combination of factors including, but not limited to, actual loan loss experience, composition of loan portfolio, current economic conditions and management's judgment.

   Although management believes that adequate specific and general loan loss allowances are established, actual losses are dependent upon future events and, as such, further additions to the level of the allowance for loan losses may be necessary.

   Effective January 1, 1995, the Savings Bank adopted FASB Statements No. 114, "Accounting by Creditors for Impairment of a Loan" and No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures". The provisions of these statements are applicable to all loans, uncollateralized as well as collateralized, except for large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment and loans that are measured at fair value or at the lower of cost or fair value.



                                                                     10.

                  FIRST SAVINGS BANCORP OF LITTLE FALLS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd)
   ------------------------------------------

   Allowance for loan losses (Cont'd)
   -------------------------

   The Statements require that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loans observable market price or fair value of the collateral if the loan is collateral dependent. A loan evaluated for impairment is deemed to be impaired when, based on current information and events, it is probable that the Savings Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. All loans identified as impaired are evaluated independently. The Savings Bank does not aggregate such loans for evaluation purposes.

   Payments received on impaired loans are applied first to accrued interest receivable and then to principal.

   Real estate owned
   -----------------

   Real estate owned consists of real estate acquired by foreclosure or deed in lieu of foreclosure. Real estate owned is recorded at the lower of cost or fair value at date of acquisition and thereafter carried at the lower or such initially recorded amount or fair value less estimated selling costs.

   Costs incurred in developing or preparing properties for sale are capitalized. Income and expense related to the holding and operating of properties are recorded in operations. Gains and losses from sales of such properties are recognized as incurred.

   Concentration of risk
   ---------------------

   The Savings Bank's real estate and lending activity is concentrated in real estate and loans secured by real estate located primarily in the State of New Jersey.

   Premises and equipment
   ----------------------

   Premises and equipment are comprised of land, at cost, and buildings, building improvements, furniture, fixtures and equipment, at cost, less accumulated depreciation. Depreciation charges are computed on the straight-line method over the following estimated useful lives:

                  Building and improvements             40 to 50  years

                  Furniture, fixtures and equipment     3 to 10 years

   Significant renewals and betterments are charged to the premises and equipment account. Maintenance and repairs are charged to operations in the year incurred. Rental income is netted against occupancy costs in the consolidated statements of operations.



                                                                             11.

                   FIRST SAVINGS BANCORP OF LITTLE FALLS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            --------------------------------------------------------


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd)
---------------------------------------------

   Income Taxes
   ------------

   The Corporation and its subsidiaries file a consolidated federal income tax return. Income taxes are allocated based on the contribution of income to the consolidated income tax return. Separate state income tax returns are filed.

   The accrual basis of accounting is used for both financial and income tax reporting. Provisions for income taxes reflected in the consolidated financial statements differ from the amounts reflected in the income tax returns due to temporary differences in the reporting of certain items for financial reporting and tax reporting purposes and the recognition of net operating loss carryforwards for financial reporting purposes. The income tax provision shown in the consolidated financial statements relates to items of income and expense in those statements irrespective of temporary variances for income tax reporting purposes. The tax effect of these temporary variances is accounted for as deferred income taxes applicable to future years. A valuation allowance is provided for deferred tax assets when it is more likely than not that a portion of the deferred tax assets will not be realized.

   Interest rate risk
   ------------------

   The Savings Bank is principally engaged in the business of attracting deposits from the general public and using these deposits, together with borrowings and other funds, to purchase securities and to make loans secured by real estate. The potential for interest-rate risk exists as a result of the generally shorter duration of interest-sensitive liabilities compared to the generally longer duration of interest-sensitive assets. In a rising rate environment, liabilities will reprice faster than assets, thereby reducing the market value of long-term assets and net interest income. For this reason, management regularly monitors the maturity structure of interest sensitive assets and liabilities in order to measure its level of interest-rate risk and to plan for future volatility.

   Excess of cost over  assets acquired
   ------------------------------------

   The cost in excess of fair value of net assets (goodwill) acquired in 1994 through the acquisition of a branch office is amortized to expense over a period of fifteen years by use of the straight-line method. The remaining unamortized balance amounted to $411,000 and $444,000 at December 31, 1996 and 1995, respectively, and is included in other assets.

   Net income per common share and common stock equivalents
   --------------------------------------------------------

   Net income per common share and common stock equivalents is based on the average number of common shares and common stock equivalents outstanding during that period. The calculation assumes the exercise of the convertible preferred stock, which is considered a common stock equivalent, as of the first day of the period.

   Reclassification
   ----------------

   Certain amounts for the years ended December 31, 1995 and 1994 have been reclassified to conform to current year's presentation.


                                                                           12.

                   FIRST SAVINGS BANCORP OF LITTLE FALLS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            --------------------------------------------------------

2. STOCKHOLDERS' EQUITY
-----------------------

   For the purpose of granting to eligible account holders a priority over stockholders in the event of future liquidation, the Savings Bank, at the time of its conversion to stock form, established a liquidation account in an amount equal to its total net worth of $1,579,000 at March 31, 1992. In the event of future liquidation of the converted Savings Bank (and only in such event), an eligible account holder who continues to maintain his/her deposit account shall be entitled to receive a distribution from the liquidation account. The total amount of the liquidation account will be decreased (but never increased) in an amount proportionately corresponding to decreases in the deposit account balances of eligible account holders as of each subsequent year end. No dividends may be paid to stockholders if such dividends would reduce the net worth of the converted Savings Bank below the amount required by the liquidation account. The balance of the liquidation account at December 31, 1996 has not been determined.

   The preferred stock issued in the conversion was non-cumulative. Each share was permitted to be converted at stockholder option into ten shares of common stock. Effective December 31, 1996, all 34,000 outstanding shares of preferred stock were converted into 340,000 shares of common stock. The holders of preferred stock received dividends at the annual rate of $5.00 per share. Holders of the non-cumulative preferred stock had no voting rights and liquidation rights subordinate to those of holders of common stock.

   The ability of the Corporation to pay dividends to stockholders is dependent upon its receiving dividends from the Savings Bank. The Savings Bank may pay dividends and/or capital distributions, as defined by regulations, during a calendar year up to one-hundred percent of its net income to date during such year plus an amount which would reduce by fifty percent its excess capital over its regulatory capital requirements at the beginning of such year.

3. SECURITIES AVAILABLE FOR SALE
---------------------------------

                                                              December 31, 1996
                                            -------------------------------------------------------
                                             Amortized         Gross Unrealized         Carrying
                                                             ----------------------
                                               Value           Gains       Losses        Value
                                            -------------    ----------   ---------   -------------

Government National Mortgage Association     $12,174,754     $ 144,707    $  2,541     $12,316,920
Federal National Mortgage Association          3,688,379        10,471      57,757       3,641,093
Federal Home Loan Mortgage Corporation         1,635,735        24,632       5,822       1,654,545
Small Business Administration                 19,762,634       155,708      24,200      19,894,142
                                            -------------    ----------   ---------   -------------
                                             $37,261,502     $ 335,518     $90,320     $37,506,700
                                            =============    ==========   =========   =============



                                                                           13.

                   FIRST SAVINGS BANCORP OF LITTLE FALLS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            --------------------------------------------------------

3.  SECURITIES AVAILABLE FOR SALE (Cont'd)
------------------------------------------

                                                               December 31, 1995
                                            ---------------------------------------------------------
                                             Amortized          Gross Unrealized         Carrying
                                                             -----------------------
                                               Value           Gains       Losses         Value
                                            -------------    ----------   ---------    -------------

Government National Mortgage Association     $10,417,212      $ 79,525     $17,396      $10,479,341
Federal National Mortgage Association          2,590,585         3,876      21,451        2,573,010
Federal Home Loan Mortgage Corporation         1,955,837         6,248       6,724        1,955,361
Small Business Administration                 20,800,526       161,877       6,000       20,956,403
                                            -------------    ----------   ---------    -------------

                                             $35,764,160      $251,526     $51,571      $35,964,115
                                            =============    ==========   =========    =============


The foregoing securities are not due at a single maturity date as they are subject to periodic repayment. Accordingly, such securities will generally repay at a more rapid rate than reflected in the following table of securities by final maturity date.

                                                              December 31, 1996
                                            --------------------------------------------------------
                                             Amortized          Gross Unrealized         Carrying
                                                             -----------------------
                                               Value           Gains        Losses         Value
                                            -------------    ----------    ---------   --------------

Due after one year through five years        $ 1,484,193     $  17,451     $  5,783      $ 1,495,861
Due after five years through ten years        10,537,900        94,618       14,810       10,617,708
Due after ten years                           25,239,409        22,349       69,727       25,399,131
                                            -------------    ----------    ---------   --------------

                                             $37,261,502      $335,518      $90,320      $37,506,700
                                            =============    ==========    =========   ==============


                                                               December 31, 1995
                                            --------------------------------------------------------
                                             Amortized          Gross Unrealized         Carrying
                                                             -----------------------
                                               Value           Gains        Losses         Value
                                            -------------    ----------    ---------   --------------

Due after five years through ten years       $11,585,314      $100,029      $ 5,999      $11,679,344
Due after ten years                           24,178,846       151,497       45,572       24,284,771
                                            -------------    ----------    ---------   --------------

                                             $35,764,160      $251,526      $51,571      $35,964,115
                                            =============    ==========    =========   ==============


As permitted by "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities", issued by the FASB, management performed a reassessment of the appropriateness of the classification of the Savings Bank's securities. As a result, effective December 31, 1995, investment securities with a carrying value of $1,921,218 and mortgage-backed securities with a carrying value of $33,654,187 were reclassified from held to maturity to available for sale.

                                                                            14.

                   FIRST SAVINGS BANCORP OF LITTLE FALLS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            --------------------------------------------------------

3.  SECURITIES AVAILABLE FOR SALE (Cont'd)
---------------------------------

During the year ended December 31, 1996, proceeds from sales of securities available for sale totalled $3,924,166 and resulted in gross gains of $4,548. There were no sales of securities available for sale during the years ended December 31, 1995 and 1994.

A security available for sale, having a carrying value of $360,000 at December 31, 1996, is pledged to secure public funds on deposit. Additionally, at December 31, 1996, securities available for sale with an aggregate carrying value of $1,134,000 are pledged to secure customer deposits.

4.  INVESTMENT SECURITIES HELD TO MATURITY
------------------------------------------

                                                                December 31, 1996
                                              ------------------------------------------------------
                                                Carrying         Gross Unrealized        Estimated
                                                              -----------------------
                                                 Value          Gains       Losses      Fair Value
                                              -------------   ----------   ---------   -------------

U.S. Government Agencies due after ten
  years                                        $ 2,000,000    $        -   $      -     $ 2,000,000
                                              =============   ==========   =========   =============




                                                               December 31, 1995
                                            --------------------------------------------------------
                                                                                        Estimated
                                              Carrying         Gross Unrealized            Fair
                                                             ----------------------
                                               Value           Gains       Losses         Value
                                            -------------    ----------   ---------    -------------
U.S. Government Agencies:
     Due after one year through five years   $15,000,000      $  1,120    $ 50,170      $14,950,950
     Due after five years through ten years    2,000,000         1,080           -        2,001,080
     Due after ten years                       2,000,000             -           -        2,000,000
                                            -------------    ----------   ---------    -------------

                                             $19,000,000        $2,200     $50,170      $18,952,030
                                            =============    ==========   =========    =============


There were no sales of investment securities held to maturity during the years ended December 31, 1996, 1995, and 1994. During the years ended December 31, 1996 and 1995, proceeds from calls of investment securities held to maturity totalled $17,000,000 and $4,000,000, respectively, and resulted in no gross gains or losses in 1996 and gross losses of $4,808 in 1995.




                                                                          15.

                   FIRST SAVINGS BANCORP OF LITTLE FALLS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            --------------------------------------------------------

5.   MORTGAGE-BACKED SECURITIES HELD TO MATURITY
------------------------------------------------

                                                               December 31, 1996
                                            -------------------------------------------------------
                                                                                       Estimated
                                              Carrying         Gross Unrealized           Fair
                                                             ---------------------
                                               Value          Gains      Losses          Value
                                            -------------    --------   ----------    -------------

Government National Mortgage Association    $     39,023     $ 1,047     $    280      $    39,790
Federal National Mortgage Association          1,809,078      29,263            -        1,838,341
Federal Home Loan Mortgage Corporation         9,957,090      20,147       42,601        9,934,636
Federal Home Loan Mortgage Corporation
     REMIC                                     1,000,000           -            -        1,000,000
                                            ------------     -------     --------      -----------

                                            $ 12,805,191     $50,457     $ 42,881      $12,812,767
                                            ============     =======     ========      ===========


                                                              December 31, 1995
                                            -------------------------------------------------------
                                                                                        Estimated
                                              Carrying          Gross Unrealized          Fair
                                                             -----------------------
                                               Value           Gains       Losses         Value
                                            -------------    ----------   ---------    ------------

Government National Mortgage Association      $   53,502     $   1,429     $   356     4    54,575
Federal National Mortgage Association            488,259           383         527         488,115
Federal Home Loan Mortgage Corporation         1,003,340         3,150      11,658         994,832
Federal Home Loan Mortgage Corporation
     REMIC                                     1,000,000         -           -           1,000,000
                                            -------------    ----------   ---------    ------------

                                              $2,545,101     $   4,962     $12,541     $ 2,537,522
                                            =============    ==========   =========    ============



During the year ended December 31, 1996, proceeds from sales of mortgage-backed securities held to maturity totalled $403,979 and resulted in gross losses of $973. There were no sales of mortgage-backed securities held to maturity during the years ended December 31, 1995 and 1994.

A mortgage-backed security held to maturity with a carrying value $172,000 at December 31, 1995 was pledged to secure public finds on deposit.




                                                                             16.

                   FIRST SAVINGS BANCORP OF LITTLE FALLS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            --------------------------------------------------------


6.  LOANS RECEIVABLE
--------------------

                                                                  December 31,
                                                         ------------------------------
                                                             1996             1995
                                                         --------------   -------------

Real estate mortgage:
     One-to-four family                                    $74,156,889     $64,755,370
     Multi-family                                            3,311,210       5,290,641
     Non-residential                                         6,775,830       5,225,500
     Land                                                       41,373         299,505
                                                         --------------   -------------

                                                            84,285,302      75,571,016
                                                         --------------   -------------

Commercial loans                                             3,954,014       3,576,368
                                                         --------------   -------------

Consumer:
     Equity                                                  4,681,054       5,402,231
     Home improvement and second mortgages                   1,090,470         869,847
     Passbook or certificate                                   814,064         810,807
     Student education                                         115,908         125,100
     Other loans                                               527,256         145,746
                                                         --------------   -------------

                                                             7,228,752       7,353,731
                                                         --------------   -------------

Total loans                                                 95,468,068      86,501,115
                                                         --------------   -------------

Less:  Allowance for loan losses                               523,715         388,633
          Deferred loan fees and discounts                     211,711         276,475
                                                         --------------   -------------

                                                               735,426         665,108
                                                         --------------   -------------

                                                           $94,732,642     $85,836,007
                                                         ==============   =============

The Savings Bank has granted loans to its officers and directors and to their associates. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectibility. The aggregate dollar amount of these loans, exclusive of loans to any officer or director and their affiliates which total less than $60,000, was $775,000 and $843,000 at December 31, 1996 and 1995,
respectively. Activity during the year ended December 31, 1996 included new loans of $34,000 and repayments of $48,000.



                                                                           17.

                   FIRST SAVINGS BANCORP OF LITTLE FALLS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            --------------------------------------------------------


6.  LOANS RECEIVABLE  (Cont'd)
------------------------------

 An analysis of the allowance for loan losses is as follows:

                                      Year Ended December 31,
                              ------------------------------------
                                 1996         1995         1994
                              ----------   ---------    ----------

Balance - beginning           $ 388,633    $ 377,315    $ 547,330
Provision charged (recovery
 credited) to operations        142,500       80,228     (145,468)
Loans charged off                (7,418)     (70,605)     (29,521)
Recoveries                           --        1,695        4,974
                              ---------    ---------    ---------

Balance - ending              $ 523,715    $ 388,633    $ 377,315
                              =========    =========    =========

Impaired loans and related amounts recorded in the allowance for loan losses are summarized as follows: (in thousands):

                                                             December 31,
                                                          --------------------
                                                           1996        1995
                                                          --------    --------
    Recorded investment in impaired loans:
         With recorded allowance                          $ 1,277     $     -
         Without recorded allowances                            -         281
                                                          --------    --------

              Total impaired loans                          1,277         281

         Related allowance for loan losses                   155            -
                                                          --------    --------

              Net impaired loans                          $ 1,122       $ 281
                                                          ========    ========

For the years ended December 31, 1996 and 1995, the average recorded investment in impaired loans totalled $559,000 and $355,000, respectively. Interest income recognized on such loans during the time each was impaired totalled $28,000 and $7,000, respectively, all of which was recorded on the cash basis.

Non accrual loans totalled approximately $1,639,000, $1,146,000 and $1,470,000 at December 31, 1996, 1995 and 1994, respectively. Renegotiated loans for which interest has been reduced totalled approximately $1,313,000, $1,348,000 and $1,253,000 at December 31, 1996, 1995 and 1994, respectively. Interest income that would have been recorded under the original terms of such loans and the interest income actually recognized are summarized below:


                                                 Year Ended December 31,
                                              -----------------------------
                                               1996       1995       1994
                                              --------   --------   -------
                                                     (In Thousands)

      Interest income that would have been       $303      $ 250     $ 289
      recorded
      Interest income recognized                  230        184       162
                                              --------   --------   -------
      Interest income foregone                  $  73     $   66     $ 127
                                              ========   ========   =======

                                                                           18.

                   FIRST SAVINGS BANCORP OF LITTLE FALLS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            --------------------------------------------------------


7.  REAL ESTATE OWNED
---------------------
                                                      December 31,
                                              ------------------------------
                                                  1996             1995
                                              -------------    -------------

   Acquired in settlement of loans            $  3,443,636     $ 4,027,495
   Allowance for losses
                                                  (537,602)       (302,537)
                                              --------------    ------------

                                              $  2,906,034     $ 3,724,958
                                              =============    =============

The following is an analysis of the allowance for losses:

                                                         Year Ended December 31,
                                              ----------------------------------------------
                                                  1996            1995             1994
                                              -------------   --------------   -------------

   Balance - beginning                        $     302,537    $  1,461,991      $1,496,920
   Provision charged to operations                  256,500        129,772           90,698
   Losses charged off                               (21,435)    (1,289,226)        (125,627)
                                              -------------    -----------     ------------

   Balance - ending                           $     537,602    $   302,537       $1,461,991
                                              =============   ==============   =============

The following is an analysis of loss on foreclosed real estate:

                                                          Year Ended December 31,
                                              ------------------------------------------------
                                                  1996             1995             1994
                                              -------------   ----------------   -----------

   Provision for losses                           $256,500       $129,772      $ 90,698
   Operating expenses, net of rental income        131,128        100,251       134,346
   Loss (gain) on disposition                        8,540        (73,360)       86,868
                                              -------------   ------------    ----------

                                                  $396,168       $156,663      $311,912
                                              =============   ============   ===========


                                                                          19.

                   FIRST SAVINGS BANCORP OF LITTLE FALLS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            --------------------------------------------------------


8.  PREMISES AND EQUIPMENT
--------------------------
                                                    December 31,
                                             ---------------------------
                                                1996           1995
                                             -----------    ------------

Land                                         $  547,867      $  547,867
                                             -----------    ------------

Buildings and improvements                    3,060,894       2,838,213
Less accumulated depreciation                 1,065,155         963,274
                                             -----------    ------------

                                              1,995,739       1,874,939
                                             -----------    ------------

Furniture, fixtures and equipment             1,625,564       2,061,277
Less accumulated depreciation                   812,855       1,579,149
                                             -----------    ------------

                                                412,709         482,128
                                             -----------    ------------

                                             $2,956,315      $2,904,934
                                             ===========    ============


9.  INTEREST RECEIVABLE
-----------------------
                                                    December 31,
                                             ---------------------------
                                                1996           1995
                                             -----------    ------------

Loans                                        $  640,131      $  744,285
Securities                                      470,634         681,465
Other interest-earning assets                         -           2,118
                                             -----------    ------------

                                             $1,110,765      $1,427,868
                                             ===========    ============

10. DEPOSITS
------------

                                                        December 31,
                                   --------------------------------------------------------
                                              1996                          1995
                                   ----------------------------   -------------------------
                                    Weighted                       Weighted
                                    Average                        Average
                                      Rate          Amount           Rate        Amount
                                   -----------   --------------   ----------- -------------

Non-interest-bearing demand          0.00%        $  1,985,234      0.00%     $  1,493,296
NOW and Super NOW                    2.03%           4,204,758      2.02%        3,874,953
Money Market                         3.38%           8,102,117      3.29%        8,707,747
Savings and Realty Trust             3.35%          21,967,044      3.32%       21,998,935
Certificates of deposit              5.62%         120,336,961      5.53%       95,561,152
                                                  ------------                ------------

                                     5.02%        $156,596,114      4.84%     $131,636,083
                                                  ============                ============

                                                                        20.

                   FIRST SAVINGS BANCORP OF LITTLE FALLS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            --------------------------------------------------------


10.  DEPOSITS (Cont'd)
-------------

Interest expense on deposits is summarized as follows:

                                              Year Ended December 31,
                                      -----------------------------------------
                                         1996           1995           1994
                                      ------------   -----------    -----------
                                                   (In Thousands)

          Savings and Realty Trust       $    754      $    756       $    700
          NOW and Money Market                364           410            477
          Certificates of deposit           5,475         4,929          3,453
                                      ------------   -----------    -----------

                                          $ 6,593       $ 6,095        $ 4,630
                                      ============   ===========    ===========

A summary of certificates of deposit by time remaining until maturity follows:

                                                       December 31,
                                                 --------------------------
                                                    1996           1995
                                                 ------------   -----------
                                                      (In Thousands)

          Within one year                          $  88,730     $  66,352
          After one year through two years            18,295        11,956
          Thereafter                                  13,312        17,253
                                                 ------------   -----------

               Total                              $  120,337     $  95,561
                                                 ============   ===========

A summary of certificates of deposit of $100,000 or more by time remaining to maturity follows:

                                                       December 31,
                                                 --------------------------
                                                    1996           1995
                                                 ------------    ----------
                                                      (In Thousands)

          Within three months                     $    3,589      $  1,571
          After three through six months               1,611         1,225
          After six through twelve months              2,449         1,120
          After twelve months                          1,754         2,229
                                                 ------------    ----------

                                                   $   9,403       $ 6,145
                                                 ============    ==========


11.  BORROWED MONEY

Borrowed money at December 31, 1995 consisted of $12,600,000 in advances from the Federal Home Loan Bank of New York ("FHLB") carrying an average interest rate of 5.78% and maturing within three months.

                                                                           21.

                   FIRST SAVINGS BANCORP OF LITTLE FALLS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            --------------------------------------------------------


11.  BORROWED MONEY (Cont'd)
-------------------

At December 31, 1996 and 1995, the Savings Bank had available to it overnight lines of credit of $25,117,000 and $15,576,200, respectively, granted by the FHLB. The unused amount of credit available to the Savings Bank under these lines, which may continue until terminated by either the Savings Bank or the FHLB, was $25,117,000 at December 31, 1996.

Collateral pledged to secure the foregoing credit facilities consists of FHLB stock of $925,600 and $823,300 at December 31, 1996 and 1995, respectively, and mortgage-backed securities with an aggregate carrying value of $21,245,000 and $24,786,000 at December 31, 1996 and 1995, respectively.

12.REGULATORY CAPITAL
---------------------

The Savings Bank is subject to capital requirements prescribed by the Office of Thrift Supervision ("OTS") consisting of three separate measurements of capital adequacy (the "Capital Rule"). The Capital Rule requires each saving institution to maintain tangible capital equal to at least 1.5% of its total tangible assets and core capital equal to at least 3.0% of its adjusted total assets. The Capital Rule further requires each savings institution to maintain total capital equal to at least 8.0% of its risk-weighted assets.

The following table sets forth the capital position of the Savings Bank as calculated under the Capital Rule as of December 31, 1996:


                                      Tangible                Core                 Risk-Based
                                 --------------------   ------------------    ---------------------
                                  Amount     Percent    Amount      Percent     Amount     Percent
                                 ---------   --------   --------    -------    ---------   --------
                                                      (Dollars on Thousands)
GAAP stockholder's equity        $  9,372     5.65      $ 9,372      5.65      $  9,372     13.10
Deduct non-includable
portion of:
     Deferred tax asset              (194)    (.12)        (194)     (.12)         (194)      (.27)
     Intangible asset                (411)    (.25)        (411)     (.25)         (411)      (.58)
     Unrealized gain on
      securities, net                (159)    (.09)        (159)     (.09)         (159)       (.22)
Add:  General valuation
  allowance                             -        -            -         -           816        1.14
                                 ---------   --------   --------    -------    ---------   --------

Regulatory capital as
calculated                          8,608      5.19       8,608      5.19         9,424       13.17
Regulatory capital as
required                            2,490      1.50       4,980      3.00         5,725        8.00
                                 ---------   --------   --------    -------    ---------   --------

Excess                           $  6,118      3.69     $ 3,628      2.19      $ 3,699         5.17
                                 =========   ========   ========    =======    =========   ========


The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") imposes increased requirements on the operations of financial institutions and mandated the development of regulations designed to empower regulators to take prompt corrective action with respect to institutions that fall below certain capital standards. FDICIA stipulates that an institution with less than 4% core capital is deemed to be undercapitalized. Quantitative measures established by FDICIA to ensure capital adequacy require the Savings Bank to maintain minimum amounts and ratios of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 1996, that the Savings Bank meets all capital adequacy requirements to which it is subject.



                                                                          22.

                   FIRST SAVINGS BANCORP OF LITTLE FALLS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            --------------------------------------------------------

12.  REGULATORY CAPITAL  (Cont'd)
-----------------------

As of March 11, 1996, the most recent notification from the OTS, the Savings Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Savings Bank must maintain minimum total, risk-based, and Tier I leverage ratios of 10%, 6%, and 5%, respectively. There are no conditions existing or events which have occurred since notification that management believes have changed the institution's category.

13.  INCOME TAXES
-----------------

The Savings Bank qualifies as a Savings Institution under the provisions of the Internal Revenue Code and was therefore permitted, prior to January 1, 1996, to deduct from taxable income an allowance for bad debts based on the greater of:
(1) actual loan losses (the "experience method"); or (2) eight percent of taxable income before such bad debt deduction less certain adjustments (the "percentage of taxable income method"). The percentage of taxable income method was repealed effective January 1, 1996. For the year ended December 31, 1996, the Saving Bank must use either the experience method or the specific charge off method. For the years ended December 31, 1995 and 1994, the deduction for bad debts was computed using the percentage of taxable income method. Retained earnings at December 31, 1996 includes approximately $3.5 million of such bad debt allowance, for which income taxes have not been provided.



The components of income taxes (benefit) are summarized as follows:

                                                          Year Ended December 31,
                                                  -----------------------------------------
                                                      1996           1995          1994
                                                  --------------   ----------   ------------

          Current                                     $  25,216      $(39,167)    $ 223,648
                                                  --------------   ------------    ---------

          Deferred:
               Temporary differences                   (105,845)       393,068        1,870
               Net operating loss
                 carryforward                            21,590         21,667       21,513
                                                  --------------   ------------   ----------

                                                        (84,255)       414,735       23,383
                                                  --------------    -----------   ----------

                                                      $ (59,039)     $ 375,568     $ 24,031
                                                  ==============    ===========    =========



                                                                           23.

                   FIRST SAVINGS BANCORP OF LITTLE FALLS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            --------------------------------------------------------


13.  INCOME TAXES  (Cont'd)
-----------------

Deferred income taxes result from temporary differences in the recognition of income and expense for tax and financial statement purposes. The sources of these temporary differences and the tax effects are as follows:

                                            Year Ended December 31,
                                      ------------------------------------
                                         1996         1995         1994
                                      -----------   ---------   ----------

Allowance for losses on loans and     $(125,575)     405,495     $  3,739
     real estate owned
Deferred loan fees                        8,639        8,902       (8,929)
Nonaccrual interest                      25,477       (7,887)      19,781

Interest on refundable income taxes          --           --      (58,338)
Depreciation                             (6,400)      (8,536)      (8,698)
Net operating loss carryforward          21,590       21,667       21,513
Other                                    (7,986)      (4,906)     (15,685)
                                      ---------    ---------    ---------

                                      $ (84,255)   $ 414,735     $ 23,383
                                      =========    =========    =========

The components of the net deferred tax asset are as follows:

                                                           December 31,
                                                      -----------------------
                                                        1996          1995
                                                      ----------    ---------

          Deferred tax assets:
               Allowance for losses on loans and
                real estate owned                     $ 381,862     $256,287
               Net operating loss carryforward          215,900      237,490
               Nonaccrual interest                       29,382       54,859
               Deferred loan fees, net                   39,578       48,217
               Other                                     13,313        5,327
                                                      ----------    ---------

                                                        680,035      602,180
                                                      ----------    ---------

          Deferred tax liabilities:
               Depreciation                              55,769       62,169
               Unrealized gain on securities             85,819       65,986
          available for sale
                                                      ----------    ---------

                                                        141,588      128,155
                                                      ----------    ---------

          Net deferred tax assets                     $ 538,447     $474,025
                                                      ==========    =========


                                                                            24.

                   FIRST SAVINGS BANCORP OF LITTLE FALLS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            --------------------------------------------------------



13.  INCOME TAXES  (Cont'd)
-----------------

For income tax reporting purposes, at December 31, 1996, the Corporation has net operating loss carryforwards totalling approximately $635,000 that will expire on December 31, 2006.

The following table presents a reconciliation between the reported income tax expense (benefit) and the income tax expense (benefit) which would be computed by applying the federal statutory rate of 34% to income before income taxes:

                                                         Year Ended December 31,
                                                 -----------------------------------------
                                                    1996           1995           1994
                                                 ------------   -----------    -----------

          Federal income taxes (benefit)           $ (60,897)    $ 251,074      $ 253,749
          Increase (reduction) of income
          taxes
           resulting from:
               Change in permanent difference
                 relating to base year tax
                 bad debt reserves                         -       100,541        (12,824)
               State income taxes, net of
                 federal income tax effect            (3,216)       21,967         13,934
               Other                                   5,074         1,986         (7,828)
                                                 ------------   -----------     -----------

                                                   $ (59,039)    $ 375,568      $ 247,031
                                                 =============   ==========     ==========

14.  RETIREMENT PLAN
--------------------

The Savings Bank has a 401(k) plan covering all eligible employees. Under this plan, participants may elect to contribute up to 15% of their compensation, not to exceed applicable limits as per the Internal Revenue Code. The Savings Bank has elected to match 50% of employees' contributions, up to a maximum 6% of each respective employee's compensation. The 401(k) plan expense was $18,000, $22,000 and $22,000 for the years ended December 31, 1996 , 1995 and 1994, respectively.

15. COMMITTMENTS AND CONTINGENCIES
----------------------------------

The Savings Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments primarily include commitments to extend credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statement of financial condition. The contract or notional amounts of those instruments reflect the extent of involvement the Savings Bank has in particular classes of financial instruments.

The Savings Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Savings Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.


                                                                           25.

                   FIRST SAVINGS BANCORP OF LITTLE FALLS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            --------------------------------------------------------

15.  COMMITTMENTS AND CONTINGENCIES (Cont'd)
-----------------------------------

The Savings Bank has outstanding various commitments to originate loans as follows:

                                                                December 31,
                                                         ----------------------------
                                                             1996           1995
                                                         -------------   ------------

          Commitments expiring in three months or less    $ 1,216,000     $1,158,000
                                                         =============   ============


At December 31, 1996, the outstanding commitments consist of $185,000 for fixed rate first mortgage loans with rates ranging from 7.875% through 8.375% , $196,000 for fixed rate second mortgage loans with rates ranging from 8.375% to 9.50%, $200,000 for a commercial mortgage loan having a rate which will adjust monthly to the prime rate plus 3.50%, $600,000 for a fifteen year commercial mortgage loan which will carry a fixed rate at 11.00% for the first five years and then adjust each fifth year to the five year U.S. treasury rate plus 4.00% and $35,000 for an equity line of credit.

At December 31, 1996 and 1995, undisbursed funds from approved home equity lines of credit amounted to approximately $2,529,000 and $3,074,000, respectively. Unless they are specifically cancelled by notice from the Savings Bank, these funds represent firm commitments available to the respective borrowers on demand. The interest rate charged for any month on funds disbursed is generally 1.00% to 2.00% above the prime rate. Certain lines are subject to an introductory rate of 2% below the prime rate for the first year. The Saving Bank also offers unsecured credit lines in conjunction with a credit card program. At December 31, 1996, unused amounts under these lines of credit totalled $90,000.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Savings Bank evaluates each customer's creditworthiness on a case-by case basis. The amount of collateral obtained if deemed necessary by the Savings Bank upon extension of credit is based on management's credit evaluation of the counterparty. Collateral held generally includes residential and commercial real estate. Management does not anticipate losses on any of these transactions.

In the conduct of their business, the Corporation, the Savings Bank and the Savings Bank's subsidiaries are involved in normal litigation matters. In the opinion of management, the ultimate disposition of such litigation should not have a material adverse effect on the consolidated financial position or operations of the Corporation.




                                                                           26.

                   FIRST SAVINGS BANCORP OF LITTLE FALLS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            --------------------------------------------------------



15. COMMITMENTS AND CONTINGENCIES (Cont'd)
---------------------------------

The Savings Bank has been named as the sole defendant in a suit brought by the owners of several condominiums in a particular condominium development. The suit primarily seeks redress for alleged construction defects affecting the condominium. The Plaintiffs purchased the condominiums from the Savings Bank.
The Savings Bank had taken title to the condominiums in 1992 pursuant to a settlement of contested litigation with its borrower who had filed a bankruptcy petition. The Savings Bank proceeded to complete the Public Offering Statement and obtain approval from the New Jersey Department of Community Affairs to sell the condominiums. Although the Savings Bank did not construct the condominiums, the plaintiffs claim that the Savings Bank has liability for alleged construction defects as a sponsor. The Plaintiffs also allege other causes of action such as fraud and negligence.

In December 1996, a settlement in principal was reached with the plaintiffs. Under this settlement, the plaintiffs have agreed to execute a general release in favor of the Savings Bank to dismiss the litigation in exchange for a $31,000 cash payment by the Savings Bank and a matching $31,000 payment by the Savings Bank's insurance carrier. While this settlement has been agreed to, definitive settlement documents have not yet been signed.

16. LEGISLATIVE MATTERS
-----------------------

On September 30, 1996, legislation was enacted which, among other things, imposed a special one-time assessment on Savings Association Insurance Fund ("SAIF") member institutions, including the Savings Bank, to recapitalize the SAIF and spread the obligation for payment of Financial Corporation ("FICO") bonds across all SAIF and Bank Insurance Fund ("BIF") members. The special assessment being levied amounts to 65.7 basis points on SAIF assessable deposits held as of March 31, 1995. The special assessment was recognized in the third quarter of 1996 and is tax deductible. The Savings Bank took a charge of $845,000 as a result of the special assessment. This legislation will eliminate the substantial disparity between the amount that BIF and SAIF members had been paying for deposit insurance premiums.

Beginning on January 1, 1997, the FDIC has estimated that, in addition to normal deposit insurance premiums, BIF members will pay a portion of the FICO payment equal to 1.3 basis points on BIF -insured deposits compared to 6.4 basis points by SAIF members on SAIF-insured deposits. All institutions will pay a pro-rata share of the FICO payment on the earlier of January 1, 2000 or the date upon which the last savings association ceases to exist. The legislation also requires BIF and SAIF to be merged by January 1, 1999 provided that legislation is adopted to eliminate the saving association charter and no savings associations remain as of that time.

The FDIC has recently lowered SAIF assessments to a range comparable to that of BIF members, although SAIF members must also make the FICO payments described above. Management cannot predict the level of FDIC insurance assessments on an ongoing basis or whether the BIF and SAIF will eventually be merged.



                                                                        27.

                   FIRST SAVINGS BANCORP OF LITTLE FALLS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            --------------------------------------------------------

16. LEGISLATIVE MATTERS (Cont'd)
-----------------------

On August 21, 1996, legislation was enacted to allow for the recapture of post-1987 tax bad debt reserves. Prior to enactment certain thrift institutions such as the Savings Bank were allowed deductions for bad debts under methods more favorable than those granted to other taxpayers. This legislation repealed the Code Section 593 reserve method of accounting for bad debts by thrift institutions effective for taxable years beginning after 1995. Thrift institutions that are treated as small banks are allowed to utilize the experience method applicable to such institutions, while thrift institutions that are treated as large banks are required to use only the specific charge off method.

For small institutions such as the Savings Bank, the amount of the institution's applicable excess reserves generally is the excess of (1) the balances of its reserve for losses on qualifying real property loans and its reserve for losses on nonqualifying loans as of the close of its last taxable year beginning before January 1, 1996, over (ii) the greater of the balance of (a) its pre-1988 tax reserves or (b) what the reserves would have been at the close of its last year beginning before January 1, 1996, had the Savings Bank always used the experience method. At December 31, 1996, the Savings Bank had no excess reserves.


17..   PARENT CORPORATION FINANCIAL INFORMATION
-----------------------------------------------

The following condensed financial statements of the Corporation should be read in conjunction with the Notes to Consolidated Financial Statements.



                              STATEMENTS OF FINANCIAL CONDITION
                                                        December 31,
                                                 ---------------------------
                                                    1996            1995
                                                 ------------    -----------
          Assets
          Cash and cash equivalents               $   17,397     $   16,923
          Investment in subsidiary                 9,372,123      9,679,868
          Organization costs                          22,949         30,389
                                                 ------------    -----------

               Total assets                       $9,412,469     $9,727,180
                                                 ============    ===========


                                                                          28.

                   FIRST SAVINGS BANCORP OF LITTLE FALLS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            --------------------------------------------------------


17.  PARENT CORPORATION FINANCIAL INFORMATION (Cont'd)
---------------------------------------------



                              STATEMENTS OF FINANCIAL CONDITION
                              ---------------------------------

                                                            December 31,
                                                     ---------------------------
                                                        1996            1995
                                                     ------------    -----------
          Liabilities and stockholders' equity
          Liabilities
          Dividends payable                           $   42,500       $  92,550
          Due to subsidiary                               37,721          37,721
                                                     ------------    -----------

              Total liabilities                           80,221         130,271
                                                     ------------    -----------

          Stockholders' equity
          Preferred stock                                      -             340
          Common stock                                   440,100         100,100
          Paid-in-capital in excess of par value       3,670,377       4,010,037
          Retained earnings - substantially
           restricted                                  5,221,771       5,486,432
                                                     ------------    -----------

               Total stockholders' equity              9,332,248       9,596,909
                                                     ------------    -----------

               Total liabilities and
                stockholders' equity                 $ 9,412,469      $9,727,180
                                                     ============    ===========

                                   STATEMENTS OF OPERATIONS
                                   ------------------------

                                                                      January 7, 1994
                                       Year Ended December 31,      (Date of Inception)
                                      --------------------------
                                         1996           1995        to December 31, 1994
                                      ------------   -----------    ---------------------

Dividends from subsidiary               $ 220,050     $ 220,050         $  42,500
Interest income                               474           460             1,462
                                      ------------   -----------        ----------

     Total income                         220,524       220,510            43,962

Expenses                                    7,440           505             6,826
                                      ------------   -----------        ----------

                                          213,084       220,005            37,136
Equity in undistributed (loss)
   earnings of subsidiaries              (333,155)      142,881           461,252
                                      -------------   ----------        ----------

(Loss) income before income taxes        (120,071)      362,886           498,388
Income taxes                                    -             -                 -
                                      ------------   -----------        ----------

Net (loss) income                      $ (120,071)     $362,886          $498,388
                                      =============   ==========         =========

                                                                           29.

                   FIRST SAVINGS BANCORP OF LITTLE FALLS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            --------------------------------------------------------


17.  PARENT CORPORATION FINANCIAL INFORMATION (Cont'd)
---------------------------------------------



                            STATEMENTS OF CASH FLOWS
                            ------------------------

                                                                              January 7, 1994
                                             Year Ended December 31,             (Date of
                                                                                Inception)
                                          -------------------------------
                                              1996              1995             to December
                                                                                   31,1994
                                          --------------    -------------    --------------------

Cash flows from operating activities:
     Net (loss) income                    $ (120,071)          $ 362,886         $ 498,388
     Adjustments to reconcile net
       (loss) income to
       net cash provided by
       operating activities:
          Equity in undistributed
           loss (earnings)
           of subsidiary                     333,155            (142,881)         (461,252)
          Amortization of
           organization costs                  7,440                   -             6,826
          Increase in due to
           subsidiary                              -                 506                 -
                                          ----------         -----------       -----------

          Net cash provided by
           operating activities              220,524             220,511            43,962
                                          ----------         -----------       -----------

Cash flows from financing activities:
     Paid in capital received from
      subsidiary                                   -                   -           100,000
     Cash dividends paid                    (220,050)           (220,050)         (127,500)
                                          ----------         -----------       -----------

          Net cash (used in)
           financing activities             (220,050)           (220,050)          (27,500)
                                          ----------         -----------       -----------

Net increase in cash and cash
equivalents                                      474                 461            16,462
Cash and cash equivalents - beginning         16,923              16,462                 -
                                          ----------         -----------       -----------

Cash and cash equivalents - ending        $   17,397         $    16,923       $    16,462
                                          ==========         ===========       ===========



                                                                           30.

                   FIRST SAVINGS BANCORP OF LITTLE FALLS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            --------------------------------------------------------

18. QUARTERLY FINANCIAL DATA (UNAUDITED)
----------------------------------------

                                                        Quarter Ended
                                ---------------------------------------------------------------
                                 March 31,      June 30,       September 30,     December 31,
                                   1996           1996             1996              1996
                                ------------   ------------   ----------------   --------------

 Total interest income           $2,818,787     $2,822,134         $2,849,290       $2,965,469
 Total interest expense           1,775,928      1,757,264          1,810,840        1,841,184
                                 ----------     ----------         ----------       ----------

 Net interest income              1,042,859      1,064,870          1,038,450        1,124,285

 Provision for loan losses           25,000         25,000             25,000          117,500
 Total non-interest income           41,050         39,933             43,255           55,827
 Total non-interest expenses        806,754        867,947          1,657,919        1,104,519
 Income taxes (benefit)              87,960         72,810           (209,770)         (10,039)
                                 ----------     ----------         ----------       ----------

 Net income (loss)               $  164,195     $  139,046         $ (391,444)      $  (31,868)
                                 ==========     ==========         ==========       ==========

 Net income (loss) per common
  share and common stock
  equivalents                    $      .37     $      .32         $     (.89)      $     (.07)
                                 ==========     ==========         ==========       ==========

 Dividends per common share      $       -      $        -         $        -       $        -
                                 ---------       ---------          ---------        ---------




                                                           Quarter Ended
                                   ---------------------------------------------------------------
                                    March 31,      June 30,       September 30,     December 31,
                                      1995           1995             1995              1995
                                   ------------   ------------   ----------------   --------------

 Total interest income              $2,378,479     $2,493,489         $2,596,476       $2,873,825
 Total interest expense              1,379,105      1,528,330          1,661,413        1,657,397
                                    ----------     ----------        -----------      -----------

 Net interest income                   999,374        965,159            935,063        1,216,428

 Provision for loan losses                   -              -                -             80,228
 Total non-interest income              40,087         40,182             44,321           35,110
 Total non-interest expenses           824,820        892,715            784,698          954,809
 Income taxes                           75,375         39,329             68,198          192,666
                                    ----------     ----------        -----------      -----------

 Net income                         $  139,266     $   73,297        $   126,488      $    23,835
                                   ============   ============   ================   ==============

 Net income per common share
   and common stock equivalents     $      .31     $      .17        $       .29      $       .05
                                    ==========     ==========        ===========      ===========

 Dividends per common share         $        -     $       -         $         -      $       .50
                                    ==========     ==========        ===========      ===========

                                                                           31.

                   FIRST SAVINGS BANCORP OF LITTLE FALLS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            --------------------------------------------------------

19.  ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS
--------------------------------------------------

The fair value of a financial instrument is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than a forced or liquidation sale. Significant estimations were used for the purposes of this disclosure. Estimated fair values have been determined using the best available data and estimation methodology suitable for each category of financial instruments. For those loans and deposits with floating interest rates, it is presumed that estimated fair values generally approximate their recorded book balances. The estimation methodologies used and the estimated fair values and carrying values of the financial instruments are set forth below.

     Cash and cash equivalents, interest receivable and borrowed money
     -----------------------------------------------------------------

     The carrying amounts for cash and cash equivalents, interest receivable and borrowed money approximate fair value as a result of their short-term nature.

     Securities
     ----------

     The fair values for securities are based on quoted market prices or dealer prices, if available. If quoted market prices or dealer prices are not available, fair value is estimated using quoted market prices or dealer prices for similar securities.

     Loans
     -----

     The fair value of loans is estimated by discounting future cash flows, using the current rates at which similar loans with similar remaining maturities would be made to borrowers with similar credit ratings.

     Deposits
     --------

     For demand, savings and club accounts, fair value is the carrying amount reported in the consolidated financial statements. For fixed-maturity certificates of deposit, fair value is estimated using the rates currently offered for deposits of similar remaining maturities.

     Commitments
     -----------

     The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements taking into account the remaining terms of the agreements and the present creditworthiness of the coutnerparties. For fixed-rate loan commitments, fair value also considers the difference between the current levels of interest rates and the committed rates.





                                                                           32.

                   FIRST SAVINGS BANCORP OF LITTLE FALLS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            --------------------------------------------------------

19. ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS (Cont'd)
-------------------------------------------------

The carrying values and estimated fair values of financial instruments are as follows.


                                                                   December 31,
                                               -----------------------------------------------------
                                                         1996                        1995
                                               -------------------------   -------------------------
                                               Carrying      Estimated      Carrying     Estimated
                                                 Value       Fair value      Value       Fair value
                                               ----------    -----------   -----------   -----------
                                                                  (in thousands)
 Financial assets

 Cash and cash equivalents                       $10,673       $ 10,673      $  1,128      $  1,128
 Securities available for sale                    37,507         37,507        35,964        35,964
 Investment securities held to maturity            2,000          2,000        19,000        18,952
 Mortgage-backed securities held to               12,805         12,813         2,545         2,538
 maturity
 Loans receivable                                 94,733         94,552        85,836        87,702
 Accrued interest receivable                       1,111          1,111         1,428         1,428

 Financial liabilities

 Deposits                                        156,596        157,818       131,636       132,500
 Borrowed money                                        -              -        12,600        12,600

 Commitments

 To originate and fund loans                       3,835          3,835         4,162         4,162


Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instruments. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings of a particular financial instrument. Because no market value exists for a significant portion of the financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature, involve uncertainties and matters of judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

In addition, fair value estimates are based on existing on-and-off balance sheet financial instruments without attempting to estimate the value of anticipated future business, and exclude the value of assets and liabilities that are not considered financial instruments. Other significant assets and liabilities that are not considered financial assets and liabilities include premises and equipment, other real estate owned and advance payments by borrowers for taxes and insurance. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of these estimates.


                                                                        33.

                   FIRST SAVINGS BANCORP OF LITTLE FALLS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            --------------------------------------------------------

19. ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS (Cont'd)
-------------------------------------------------

Finally, reasonable comparability between financial institutions may not be likely due to the wide range of permitted valuation techniques and numerous estimates which must be made given the absence of active secondary markets for many of the financial instruments. This lack of uniform valuation methodologies introduces a greater degree of subjectivity to those estimated fair values.

20. IMPACT OF NEW ACCOUNTING STANDARDS
--------------------------------------

In June 1996, the FASB issued Statement No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." Statement No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes the financial assets when control has been surrendered, and derecognizes liabilities when extinguished. This Statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. A transfer of financial assets in which the transferor surrenders control, as defined, over those assets is accounted for as a sale to the extent that consideration other than beneficial interests in the transferred assets is received in exchange. Statement No. 125 requires that liabilities and derivatives incurred or obtained by transferors as part of a transfer of financial assets be initially measured at fair value, if practicable, and requires that servicing assets and other retained interests in the transferred assets be measured by allocating the previous carrying amount between the assets sold, if any, and retained interest, if any, based on the relative fair values at the date of the transfer. Further, servicing assets and liabilities must be subsequently measured by (a) amortization in proportion to and over the period of estimated net servicing income or loss and (b) assessment for asset impairment or increased obligation based on their values. Statement No. 125 requires that debtors reclassify financial assets pledged as collateral and that secured parties recognize those assets and their obligation to return them in certain circumstances in which the secured party has taken control of those assets. Statement No. 125 is effective for transactions occurring after December 31, 1996, with the exception of certain provisions which have had their effective date delayed an additional year via FASB Statement No. 127. The application the provisions of Statement No. 125 is not expected to have a material adverse effect on the Corporation's consolidated financial condition of results of operations.




                                                                           34.


                                                                                Officers
CORPORATE DATA
                                                                                Dr. H. S. Kostakopoulos
Directors                                                                       President & Chief Executive Officer

Emanuel M. Kontokosta                                                           Brian McCourt
Chairman of the Board                                                           Vice President/Controller, Treasurer
Principal Owner of Kontokosta
Associates, New York, New York;                                                 John Christensen
an architectural and engineering firm                                           Assistant Vice President
                                                                                Manager/Branch Administration
Dr. H. S. Kostakopoulos
President and CEO of First Savings                                              Pamela E. Skurat
Bank of Little Falls, F.S.B.                                                    Assistant Vice President
                                                                                Manager/Loan Administration
Nikos P. Mouyiaris
Vice Chairman                                                                   Veronica Kingsley
Chairman - Executive Committee                                                  Assistant Vice President
Owner and President of Mana Products,  Long Island City, New York;              Quality Control
 a cosmetics firm
                                                                                Jo-Ann Palmere
Frederick J. Tedeschi, Esq.                                                     Assistant Secretary
Vice Chairman                                                                   Loan Officer
Chairman - Investment Committee
Self-employed attorney and Town                                                 Lisa Polidori
Justice, Southold, New York                                                     Assistant Secretary
                                                                                Manager - Main Branch
Paul D. Oesterle, Jr.
Program Manager, Digital Equipment                                              Elizabeth A. Gallagher
Corp., New York, New York                                                       Assistant Secretary
                                                                                Manager - Singac Branch
Anthony J. Sansiveri
Self-employed Certified Public                                                  Lois D'Ambrosia
Accountant, Clifton, New Jersey                                                 Manager - Little Ferry Branch

                                                                                Sarina Matos
                                                                                Assistant Vice President
                                                                                Corporate Secretary
                                                                                Compliance Officer

-------

Transfer Agent
First Savings Bank of Little Falls, F.S.B.



Auditors                              Annual Meeting

Radics & Co., LLC.                    The Annual Meeting of  Stockholders  will be held on April 16, 1997 at Corporate
P.O. Box 676                          Headquarters, 7 Center Avenue, Little Falls, New Jersey.
U.S. Highway 46 East
Pine Brook, New Jersey  07058         10-K Information

General Counsel                       A copy of Form 10-K including  financial  statement  schedules as filed with the
                                      Securities  and  Exchange   Commission  will  be  furnished  without  charge  to
McCarter & English                    stockholders as of the record date upon written request to the Secretary,  First
Four Gateway Center                   Savings Bank of Little Falls, F.S.B., 7 Center Avenue,  Little Falls, New Jersey
100 Mulberry Street                   07424.
Newark, New Jersey  07102
                                      Corporate Office
Special Securities Counsel
                                      7 Center Avenue
Malizia,  Spidi, Sloane & Fisch, P.C. Little Falls, New Jersey  07424
1301 K Street, NW                     201-256-2100
Suite 700 East
Washington, D.C.  20005               Branches

                                      115 Main Street
                                      Little Falls, New Jersey  07424
                                      201-256-2100

                                      123 Route 23
                                      Singac, New Jersey  07424
                                      201-256-2100

                                      Little Ferry
                                      100 Washington Avenue
                                      Little Ferry, NJ 07643
                                      201-641-6755

                                      Loan Center
                                      7 Center Avenue
                                      Little Falls, New Jersey  07424
                                      201-256-2100