Form 10KSB40, Exhibit 13
period 1997-12-31
FIRST SAVINGS BANCORP OF LITTLE FALLS INC
filed 1998-03-31
CIK 902435

Exhibit No. 13

                               1997 ANNUAL REPORT

                  1910 SERVING THE COMMUNITY FOR 87 YEARS 1997

                   FIRST SAVINGS BANCORP OF LITTLE FALLS, INC

Dear Fellow Stockholder,


In 1997, the Savings Bank recorded a pre-tax income of $1.23 million compared to pre-tax loss of $179,110 in 1996. The income in 1997 compared to a loss in 1996 is attributable to a decrease in federal insurance premium of $1.0 million which included a one time payment into the deposit insurance fund(SAIF) of $845,000 during the 1996 period and a $333,000 increase in net interest income. The corresponding after-tax earnings are $794,100 in 1997, and a $120,100 loss in 1996.

Net interest income increased by $333,000 or 7.8% to $4.6 million in 1997 compared to $4.3 million in 1996; provisions for loan losses decreased by $41,300 in 1997, compared to $142,500 in 1996, resulting in an increase in net interest income after provisions for loan losses of $374,000 to $4.5 million in 1997 compared to $4.1 million in 1996. Non-interest income decreased to $167,000 in 1997 compared to $180,000 in 1996, reflecting decreased collection of mortgage late fees and DDA fees. Non-interest expense decreased $1.0 million to $3.4 million in 1997 compared to $4.5 million in 1996, primarily because of a decrease of $1.0 million in federal insurance premium which included the $845,000 non-recurring special SAIF assessment paid in 1996.

Your bank was the unsuccessful bidder in an auction for 75% of the stock of a small commercial bank based in Brooklyn, New York. The Board of Directors is continuing to explore an initial public offering.

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

BUSINESS OF THE COMPANY

First Savings Bancorp of Little Falls, Inc. (the "Company" or "Bancorp") is a savings and loan holding company incorporated under the laws of the State of New Jersey in March 1993, for the sole purpose of acquiring all of the issued and outstanding Common Stock of First Savings Bank of Little Falls, S.L.A. ("First Savings" or the "Bank") in connection with the reorganization of the Bank into the holding company form of organization (the "Reorganization"). On January 7, 1994, after receipt of all required approvals, the Reorganization was consummated and common and preferred stock of the Savings Bank was exchanged on a one-for-one basis for shares of the Corporation's Common and Preferred Stock. On December 31, 1996, Preferred Stock shares were converted to Common Stock shares on a one-for-ten basis. As of December 31, 1997, the unconsolidated assets of the Company consisted of all of the issued and outstanding shares of the Savings Bank's Common Stock, organizational costs of $15,509 and $17,882 in cash. Therefore, the discussion regarding operating results refers to the Savings Bank.

BUSINESS OF THE BANK

First Savings Bank of Little Falls, F.S.B. is a federally chartered stock savings bank located in Little Falls, New Jersey. The Bank was founded in 1928 as the Singac Building & Loan Association. In 1940, the Bank changed its name to The First Savings and Loan Association of Little Falls and effective November 17, 1992, the Bank's name became the First Savings Bank of Little Falls, S.L.A. On April 29, 1994, the Bank became a federal savings bank. On May 6, 1994, the Bank purchased from the RTC the deposits and other assets of a branch in Little Ferry, Bergen County. The Savings Bank's deposits have been federally insured since 1933 by the Savings Association Insurance Fund ("SAIF") and its predecessor, the Federal Savings and Loan Insurance Corporation ("FSLIC"). The Savings Bank has been a member of the Federal Home Loan Bank System since 1934.

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

The Bank is primarily engaged in the business of attracting deposits from the general public and using those deposits, together with other funds, to purchase securities and to originate mortgage loans for the purchase or construction of residential properties. To a lesser extent, the Bank also originates home improvement loans and home equity lines of credit.

At December 31, 1997, the Bank had two active subsidiaries, The First Service Corporation of Little Falls, a wholly-owned subsidiary acting as a general agent selling annuities, and Redeem Inc., a wholly-owned subsidiary serving as a REO subsidiary in connection with taking title to REO properties.. As of March 31, 1998, Redeem Inc. does not hold title to any property, and has no loans outstanding from First Savings. Redeem has no significant assets or liabilities.

MARKET PRICE OF STOCK AND RELATED SECURITY HOLDER MATTERS

The Bancorp's Common Stock is not listed on any stock exchange or on the National Association of Securities Dealers Automated Quotations System ("NASDAQ"). Approximately 90% of the Common Stock is held by current officers and directors of the Bank and by an Investor Group consisting of Haralambos S. Kostakopoulos President of the Savings Bank, Emanuel M. Kontokosta - Chairman of the Board, and Vice Chairmen Nikos P. Mouyiaris and Frederick J. Tedeschi. The market for the Common Stock is illiquid, with few purchases and sales of stock. The last known sale of the Common Stock involved 500 shares at $14.00 a share on May 6, 1994.

The ability of the Bancorp to pay dividends on its Common Stock is dependent upon the ability of the Bank to pay dividends, since the Bancorp's main asset is the stock of the Savings Bank. The ability of the Bank to pay dividends is restricted by the regulations of the OTS and tax considerations. The Bank may not pay dividends that would reduce the regulatory capital of First Savings below the level required for institutions insured by SAIF or the liquidation account created in connection with the Conversion. During 1997, a dividend of $1.00 per share was declared to the owners of Common Stock.

There are 42 holders of the Common Stock of the Bancorp as of March 31, 1998.

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

    Certain forward-looking statements contained herein are subject to risks and uncertainties. The Company's actual results may differ materially from those set forth in such forward-looking statements. Reference is made to the Company's reports filed with the Securities and Exchange Commission for a discussion of factors that may cause such differences to occur.

         Our results of operations depend primarily on net interest income, which is determined by (i) the difference between rates of interest we earn on our interest-earning assets and the rates we pay on interest-bearing liabilities (interest rate spread), and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities. Our results of operations are also affected by non-interest income, including, primarily, income from customer deposit account service charges, and non-interest expense, including, primarily, salaries and employee benefits, federal deposit insurance premiums, office occupancy costs, equipment, and loss on foreclosed real estate. Our results of operations also are affected significantly by general and economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities, which events are beyond our control.

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

Net Portfolio Value

         In recent years, we have measured our interest rate sensitivity by computing the "gap" between the assets and liabilities which were expected to mature or reprice within certain time periods, based on assumptions regarding loan prepayment and deposit decay rates formerly provided by the OTS. However, the OTS now requires the computation of amounts by which the net present value of an institution's cash flow from assets, liabilities and off balance sheet items (the institution's net portfolio value or "NPV") would change in the event of a range of assumed changes in market interest rates. These computations estimate the effect on an institution's NPV from instantaneous and permanent 1% to 4% increases and decreases in market interest rates. Our Board of Directors has adopted an interest rate risk policy which establishes maximum decreases in our estimated NPV of 11%, 23%, 28% and 37% in the event of 1%, 2%, 3% and 4% increases and decreases in market interest rates, respectively. At December 31, 1997, based on information provided by the OTS, it was estimated that our NPV would decrease 17%, 36%, 57% and 77% and increase 15%, 30%, 46% and 68% in the event of 1%, 2%, 3%, and 4% increases and decreases in market rates, respectively. These calculations indicate that our net portfolio value could be adversely affected by increases in interest rates but could be favorably affected by decreases in interest rates. Changes in interest rates also may affect our net interest income, while increases in rates expected to decrease income and decreases in rates expected to increase income, our interest-bearing liabilities would be expected to mature or reprice more quickly than our interest-earning assets. In addition, we would be deemed to have more than a normal level of interest rate risk under applicable regulatory capital requirements.

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

Financial Condition

         Our total consolidated assets increased by $11.4 million or 6.8% from $166.7 million at December 31, 1996 to $178.1 million at December 31, 1997. Our total liabilities increased $10.9 million or 6.9% from $157.4 million at December 31, 1996 as compared to $168.3 million at December 31, 1997. The increase in assets primarily reflects the Company deployment of proceeds from a reduction in interest bearing deposits, sales of and repayments received on securities available for sale, and deposit growth into our loan portfolio, and investment securities held to maturity. Comparing balances from December 31, 1997 to 1996, we increased our loan receivable by $10.7 million, our investment securities held to maturity increased by $17.6 million, interest bearing deposits decreased by $7.8 million, and investment securities available for sale decreased by $6.3 million. Deposits increased $10.2 million and our borrowed funds increased $551,000.

Results Of Operations for the Years Ending December 31, 1997 and 1996

         Net Income(Loss). Net income(loss) increased $914,000 from a loss of $120,000 for 1996 to an income of $794,000 for 1997. The increase was primarily the result of a decrease in federal deposit insurance premium of $1.0 million and increased net interest income.

Net income(loss) decreased $483,000 or 133% from income of $363,000 for 1995 to a loss of $120,000 for 1996. The decrease was primarily the result of the recognition of the one-time SAIF special insurance assessment in the amount of $541,000(after taxes). Excluding the SAIF special assessment, net income would have increased $58,000 or 16% from 1995.


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




                                                                      AVERAGE BALANCE SHEET

                                                                    Year Ended December 31,
                                        ---------------------------------------------------------------------------------

                                        ------------------------    --------------------------   ------------------------
                                                  1997                        1996                         1995
                                        ------------------------    --------------------------   ------------------------
                                                          Average                     Average                     Average
                                         Average          Yield/     Average          Yield/      Average         Yield/
                                         Balance Interest  Cost      Balance Interest  Cost       Balance Interest Cost
Interest-earning assets:
      Loans receivable (1)              $101,389 $8,639    8.52 %    $88,162  $7,686     8.72 %   $75,220 $6,788    9.02 %
      Mortgage-backed secruities          28,318  1,811    6.40       30,498   1,936     6.35      18,445  1,160    6.29
      Other interest earnings assets      34,230  2,257     6.59      30,024   1,833      6.11     37,230  2,394     6.43
                                         ------- ------              -------  ------              ------- ------
           Total interest-earning
           assets                        163,937 12,707    7.75      148,684 11,455      7.70     130,895 10,342    7.90
                                         -------  -----              -------    -----             -------   ----


Non-interest-earning assets                9,158                       9,801                       10,419
                                          ------                      ------                      ------
           Total assets                 $173,095                    $158,485                     $141,314
                                        ========                    ========                     ========

Interest-bearing
liabilities:
      Savings accounts                   $23,574    796    3.38      $22,435     754     3.36     $22,591    756    3.35
      NOW and Money Market                14,760    365    2.47       14,515     364     2.51      15,368    410    2.67
      Time Deposits                      123,927  6,923    5.59      100,479   5,475     5.45      91,505  4,929    5.39
      Borrowed money                         305     20    6.56       10,768    592      5.50       2,225    131    5.89
                                            ----    ---              -------    ----               ------   ----
           Total Interest-bearing
                liabilities              162,566 8,104     4.99      148,197  7,185      4.85     131,689 6,226     4.73
                                                ------    -----              ------    -----             ------   ----

Non-interest-bearing liabilities             830                         574                          228
                                            ----                        ----                         ---

      Total liabilities                  163,396                     148,771                      131,917
Retained Earnings                          9,699                       9,714                        9,397
                                          ------                      ------                       -----
      Total liabilities and retained
           earnings                     $173,095                    $158,485                     $141,314
                                        =========                   =========                    =========
Net interest income                              $4,603                       $4,270                      $4,116
                                                 =======                     ========                     =======
Interest rate spread                                       2.76 %                        2.85 %                     3.17 %
                                                        ========                     =========                   ========
Net yield on
Interest-earnings
      assets                                               2.81 %                        2.87 %                     3.14 %
                                                        ========                     =========                   ========
Ratio of average interest-earning
      assets to average
      interest-bearing
      liabilities                                        1.0084 x                      1.0033 x                   0.9940 x
                                                        ========                     =========                   ========

(1) Includes non-accrual loans.

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

                                                                           Year       Ended December 31,
                                                 -----------------------------------------------------------------------
                                                    1997       vs.      1996            1996        vs.        1995
                                                 -------------------------------     ----------------------------------
                                                            Increase                             Increase
                                                            (Decrease)                           (Decrease)
                                                            Due to                               Due to
                                                 -------------------------------     ----------------------------------
                                                     Volume   Rate       Net              Volume   Rate        Net
Interest income:
   Loans receivable                                  $1,153    ($200)      $953           $1,168     ($270)       $898
   Mortgage-backed securities                          (138)      13       (125)             758        18         776
   Other interest earning assets                        257      167        424             (463)      (98)       (561)
                                                       ----      ----      ----            -----       ----      -----
        Total interest-earning assets                $1,272     ($20)    $1,252           $1,463     ($350)     $1,113
                                                 ===============================     ==================================


Interest expense:
   Savings accounts                                     $38        $4       $42              ($5)        $3        ($2)
   NOW and money market                                   6        (5)        1              (22)       (24)       (46)
   Time deposits                                      1,278       170     1,448              482         64         546
   Borrowed  money                                     (575)        3      (572)             503        (42)        461
                                                      -----        --     -----             ----       ----        ---
        Total interest-bearing                          747       172       919              958          1         959
                                                 ===============================     ==================================
             liabilities

Net change                                             $525    ($192)      $333             $504     ($350)       $154
                                                 ===============================     ==================================




         Our net interest income increased $333,000 or 7.8% to $4.6 million in 1997 compared to $4.3 million in 1996. The increase was due primarily to an increase of $884,000 in average net interest-earning assets, partially offset by a decline in our interest rate spread from 2.85% in 1996 to 2.76% in 1997. The decline in our interest rate spread had a corresponding impact on our net interest margin which declined 6 basis points to 2.81% in 1997.

         The increase in our average interest-earning assets of $15.3 million reflects an increase of $13.2 million in average loans, an decrease of $2.2 million in average mortgage-backed securities and a increase of $4.2 million in other average interest-earning assets which is made up of small business loan securities, investment securities, and interest bearing deposits held at banks. Offsetting the foregoing was an increase of $14.4 million in average interest-bearing liabilities, reflecting a $24.8 million increase in average interest-bearing deposits, primarily time deposits, offset by a $10.5 million decrease in borrowed money.

         Our interest rate spread and net interest margin decreased in 1997 compared to 1996. This was due to a increase in the yield on average interest-earning assets from 7.70% in 1996 to 7.75% in 1997 and an increase in the interest cost of average interest-bearing liabilities from 4.85% in 1996 to 4.99% in 1997.

         The yield on our average interest-earning assets increased in 1997 due the deployment of interest bearing deposits into loans and other interest bearing assets, offset by a slight decrease in yield on loans. As general market rates of interest were relatively stable during 1996 and 1997, the decline in the yield on our loans in 1997 reflected the impact of competition for new loan originations.

         The increase in the cost of our average interest-bearing liabilities was due primarily to a growth in deposits toward certificates of deposits, which have a higher cost then demand and savings deposits. While the cost of time deposits rose from 5.45% in 1996 to 5.59% in 1997, the cost of non-certificates accounts remained steady at 3.03%. The increase in the cost of time deposits reflects desire for growth and increased competition. The increase in deposits allowed the Bank to reduce its reliance on borrowed money.

         Our net interest income increased $154,000 or 3.7% to $4.3 million in 1996 compared to $4.1 million in 1995. The increase was due primarily to the growth of average interest-earning assets from $130.9 million in 1995 to $148.7 million in 1996, partially offset by a $16.5 million increase in average interest-bearing liabilities and a decline in our interest rate spread from 3.17% in 1995 to 2.85% in 1996. The decline in our interest rate spread had a corresponding impact on our net interest margin which declined 27 basis points to 2.87% in 1996.

         The increase in our average interest-earning assets of $17.8 million reflects an increase of $12.9 million in average loans, an increase of $12.0 million in average mortgage-backed securities and a decrease of $7.2 million in other average interest-earning assets which is made up of small business loan securities, investment securities, and interest bearing deposits held at banks.

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

         Provision for Loan Losses. We recorded a provision for loan losses of $101,000 in 1997 compared with $143,000 in 1996 and a loan loss provision of $80,000 in 1995. The increase in our provision for loan losses in 1997, 1996, and 1995 reflects the increase in the size of our loan portfolio due to internal loan growth, purchase of residential loans and the increase in our non-performing loan portfolio.

         Historically, we have emphasized our loss experience over other factors in establishing the provision for loan losses. We review the allowance for loan losses in relation to: (i) the composition of our loan portfolio, (ii) observations of the general economic climate and (iii) loan loss expectations (identification of impaired loans and the establishment of specific loan loss allowances on such loans).

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

         Non-Interest Income. Our non-interest income decreased $13,000 in 1997 or 7.3% from $180,000 for the year ended December 31, 1996 to $167,000 for the year ended December 31, 1997. The decrease was primarily a result of an decrease in miscellaneous non-interest income from $86,000 in 1996 to $68,000 in 1997. This decrease was due to an decrease in collection of mortgage late charges during 1996. The decrease was partially offset by a increase in gain on sales of securities of $4,000.

         Our non-interest income increased $20,000 in 1996 or 12.5% from $160,000 for the year ended December 31, 1995 to $180,000 for the year ended December 31, 1996. The increase was primarily a result of an increase in miscellaneous non-interest income from $72,000 in 1995 to $86,000 in 1996. This increase was due to an increase in collection of mortgage late charges during 1996.

         Non-Interest Expense. Our non-interest expense decreased by $1.049 million or 23% from $4.49 million for 1996 to $3.44 million for 1997. The increase was primarily attributable to a decrease of federal deposit insurance premium of $1.03 million which included the one-time special SAIF assessment of $845,000 paid in 1996. Pursuant to the Economic Growth and Paperwork Reduction Act of 1996 (the "Act"), the FDIC imposed a special assessment on SAIF members to capitalize the SAIF at the designated reserve level of 1.25% as of October 1, 1996. Based on our deposits as of March 31, 1995, the date for measuring the amount of the special assessment pursuant to the Act, our special assessment was $845,000. Due to the recapitalization of the SAIF, we experienced lower premiums for deposits in 1997 and expect continued lower premiums for deposit insurance in future periods. See Form 10-K, "Regulation - Regulation of the Bank - Insurance of Deposit Accounts."

         Pursuant to the Act, we pay, in addition to our normal deposit insurance premium as a member of the SAIF, an annual amount equal to approximately 6.4 basis points of outstanding SAIF deposits toward the retirement of the Financing Corporation Bonds ("Fico Bonds") issued in the 1980's to assist in the recovery of the savings and loan industry. Members of the Bank Insurance Fund ("BIF"), by contrast, pay, in addition to their normal deposit insurance premium, approximately 1.3 basis points. Beginning no later than January 1, 2000, the rate paid to retire the Fico Bonds will be equal for members of the BIF and the SAIF. The Act also provides for the merging of the BIF and the SAIF by January 1, 1999 provided there are no financial institutions still chartered as savings associations at that time. Should the insurance funds be merged before January 1, 2000, the rate paid by all members of this new fund to retire the Fico Bonds would be equal.

         In addition, our salaries and employee benefits increased by $89,000 or 6.5% in 1997 compared to 1996. The increase was a result of some staff increases in our loan area to accommodate our loan growth. Loss on foreclosed real estate decreased $235,000 in 1997 as compared to 1996. The decrease was due to $37,000 of loss provisions in 1997 compared to $257,000 of loss provisions in 1996. Our legal fees increased $128,000 in 1997 as compared to 1996. This increase was the result of legal fees in connection with a unsuccessful bid to purchase 75% of the stock of a small commercial Bank based in Brooklyn, New York. The Bank is no longer pursuing the purchase and should not incur any legal fees regarding this matter in 1998. Exclusive of the items specifically discussed above, other elements of non-interest expense totalled $1.44 million in 1997, an increase of 1.4% over the $1.42 million in 1996.

    Our  non-interest  expense  increased  by $1.03  million  or 30% from  $3.46 million for 1995 to $4.49 million for 1996. The increase was primarily attributable to the one-time special SAIF assessment of $845,000. Pursuant to the Economic Growth and Paperwork Reduction Act of 1996 (the "Act"), the FDIC imposed a special assessment on SAIF members to capitalize the SAIF at the designated reserve level of 1.25% as of October 1, 1996. Based on our deposits as of March 31, 1995, the date for measuring the amount of the special assessment pursuant to the Act, our special assessment was $845,000.

         In addition, our salaries and employee benefits decreased by $61,000 in 1996 compared to 1995. The decrease was a result of some staff reduction through normal attrition and reduced medical benefits expense. Equipment expense decreased by $21,000 in 1996 as compared to 1995. Equipment costs increased in 1995 due to the acquisition of Little Ferry Branch in fiscal 1994. There were no branch acquisitions in 1996. Our legal fees increased $48,000 in 1996 as compared to 1995. This increase was the result of increased legal fees in connection with a lawsuit involving one of our real estate owned properties. The suit was settled in 1996 and did not have a material affect on our consolidated financial statements. See Form 10-K, "Real Estate Owned".

         Income Tax Expense. We recognized an income tax expense of $436,000 for 1997 compared to a tax benefit of $59,000 in 1996. The $495,000 increase was the result of pre-tax loss of $179,000 in 1996 versus pre-tax income of $794,000 in 1997.

Liquidity and Capital Resources
         We are required to maintain minimum levels of liquid assets as defined by OTS regulations. This requirement, which varies from time to time depending upon economic conditions and deposit flows, is based upon a percentage of our deposits and short term borrowings. The required ratio currently is 4.0% and our liquidity ratio average was 14.5% and 37.7% at December 31, 1996 and 1997, respectively.

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

         Net cash provided by our operating activities for the year ended December 31, 1997 totalled $1.4 million as compared to $1.3 million for the year ended December 31, 1996 and $784,000 for the year ended December 31, 1995.

         Net cash used in our investing activities for the year ended December 31, 1997 totalled $18.8 million an increase of $14.8 million from December 31, 1996. The increase was primarily attributable to a $10.1 million excess of loan originations over repayments in 1997 compared to $2.9 million in 1996 and a decrease of $8.0 million in net proceeds from calls of investment securities. Net cash used in our investing activities for the year ended December 31, 1996 totalled $4.0 million a decrease of $19.4 million from December 31, 1995. The decrease was primarily attributable to an increase of $17.3 million of net proceeds from calls and sales of investment securities and mortgage-backed securities.

         Net cash provided by our financing activities for 1997 totalled $10.4 million. This was primarily the result of a net increase in deposits of $10.2 million. Net cash provided by our financing activities for 1996 totalled $12.2 million. This was the result of a net increase in deposits of $25.0 million offset by a repayment of FHLB advances of $12.6 million.

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

Recent Accounting Pronouncements


         FASB Statement on Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities. In June 1996, FASB issued SFAS No. 125, which will be effective, on a prospective basis, for fiscal years beginning after December 31, 1996. SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities based on consistent application of a financial-components approach that focuses on control. SFAS No. 125 extends the "available for sale" and "trading" approach of SFAS No. 115 to non-security financial assets that can be contractually prepaid or otherwise settled in such a way that the holder of the asset would not recover substantially all of its recorded investment. In addition, SFAS No. 125 amends SFAS No. 115 to prevent a security from being classified as held to maturity if the security can be prepaid or settled in such a manner that the holder of the security would not recover substantially all of its recorded investment. The extension of the SFAS No. 115 approach to certain non-security financial assets and the amendment to SFAS No. 115 are effective for financial assets held on or acquired after January 1, 1997. The FASB has deferred the effective date of SFAS No. 125 until January 1, 1998 for certain transactions including repurchase agreements, dollar-roll, securities lending and similar transactions. FASB 125 will not have a material effect on our financial statements.

In June 1997, the FASB issued Statement No. 130, "Reporting Comprehensive Income". Statement No. 130 requires that all items that are components of "comprehensive income" be reported in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income is defined as the "change in equity [net assets] of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. It includes all changes in equity during period except those resulting from investments by owners and distributions to owners. Companies will be required to (a) classify items of other comprehensive income by their nature in the financial statements and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. Statement No. 130 is effective for fiscal years beginning after December 15, 1997 and requires reclassification of prior periods presented and requires reclassification of prior periods presented. As the requirements of Statement No. 130 is effective for fiscal years beginning after December 15, 1997 and requires reclassification of prior periods presented. As the requirements of Statement No. 130 are disclosure-related, its implementation will have no impact on the Corporation's consolidated financial condition or results of operations.

Year 2000

   The Year 2000 issue concerns the potential impact of historic computer software code that only utilitizes two digits to represent the calendar year(e.g. "98" for "1998"). Software so developed could produce inaccurate or unpredictable results upon the change to January 1, 2000, when current and future dates represent a lower two digit year number than date in the prior century. The Bank, similar to most financial institutions, is significantly subject to the potential impact of the "Year 2000 issue" due to the nature of financial informatio9n. Potential impact to the Bank may arise from software, hardware, and equipment both within the Bank's direct control and outside of the Bank's ownership. Yet with which the Bank electronically or operationally interfaces (e.g. vendors providing credit bureau information). The Bank has a year 2000 compliance program in place to ensure that all software applications will be year 2000 certified compliant. Management expects that it will be able to satisfy year 2000 compliance issues by the end of 1998. Management intends to perform testing on all systems throughout 1998 and 1999. The Bank does not expect that the cost of its year 2000 compliance program will be material to its financial condition or results of operations. Non-compliance with the year 2000 issue could have an adverse affect of the operations of the business.

                                              SELECTED FINANCIAL DATA

                                                               At or for the year ended DECEMBER 31,

                                                         1997         1996        1995       1994       1993
                                                          (In    thousands except for per share amounts )
TOTAL AMOUNT OF :
      TOTAL ASSETS                                   $178,144     $166,734    $154,635   $133,730   $130,574
      LOANS RECEIVABLE,                               105,467       94,733      85,836     74,277     76,918
      SECURITIES AVAILABLE FOR SALE                    31,226       37,507      35,964         --     15,893
      MORTGAGE-BACKED                                  10,415       12,805       2,545     18,289      4,035
      SECURITIES HELD TO
      MATURITY
      INVESTMENT                                       19,644        2,000      19,000     28,120     10,443
      SECURITIES,
      HELD TO MATURITY
      CASH & CASH EQUIVALENTS                           3,683       10,673       1,128      3,559     12,345
      DEPOSITS                                        166,759      156,596     131,636    123,656    115,494
      BORROWED MONEY                                      551           --      12,600         --      5,000
      STOCKHOLDERS EQUITY                               9,864        9,332       9,597      9,177      9,041
      NET INTEREST INCOME                               4,603        4,270       4,116      3,922      3,980
      NET INCOME(LOSS)                                    794         (120)        363        499      2,500
      DILUTED EARNINGS PER COMMON SHARE                 $1.80       ($0.27)      $0.82      $1.13      $5.68
      COMMON STOCK DIVIDENDS DECLARED                   $1.00           --       $0.50      $0.50         --
      RETURN ON AVERAGE ASSETS                           0.46%       -0.08%       0.26%      0.38%      1.90%
      RETURN ON AVERAGE EQUITY                           8.19%       -1.24%       3.86%      5.43%     32.22%
      DIVIDEND PAYOUT RATIO (1)                         55.42%          --       25.95%     15.20%      0.00%
      AVERAGE EQUITY TO AVERAGE ASSETS                   5.60%        6.13%       6.65%      6.94%      5.88%
      RATIO


(1) Common stock dividends declared as a percentage of net income applicable to common shares.

CORPORATE DATA

Directors

Emanuel M. Kontokosta
Chairman of the Board
Principal Owner of Kontokosta
Associates, New York, New York;
an architectural and engineering firm

Dr. H. S. Kostakopoulos
President and CEO of First Savings
Bank of Little Falls, F.S.B.

Nikos P. Mouyiaris
Vice Chairman
Chairman - Executive Committee
Owner and President of Mana Products,  Long Island City, New York;
 a cosmetics firm

Frederick J. Tedeschi, Esq.
Vice Chairman
Chairman - Investment Committee
Self-employed attorney and Town
Justice, Southold, New York





-------


Transfer Agent
First Savings Bank of Little Falls, F.S.B.









Officers

Dr. H. S. Kostakopoulos
President & Chief Executive Officer

Brian McCourt
Vice President/Controller, Treasurer

Carlo Pascetta
Senior Loan Officer

John Christensen
Assistant Vice President
Manager/Branch Administration

Pamela E. Skurat
Assistant Vice President
Manager/Loan Administration

Veronica Kingsley
Assistant Vice President
Quality Control

Jo-Ann Palmere
Assistant Secretary
Manager - Main Branch

Elizabeth A. Gallagher
Assistant Secretary
Manager - Singac Branch

Lois D'Ambrosia
Manager - Little Ferry Branch

Sarina Matos
Assistant Vice President
Corporate Secretary
Compliance Officer

Auditors

Radics & Co., LLC.
P.O. Box 676
U.S. Highway 46 East
Pine Brook, New Jersey  07058

General Counsel

McCarter & English
Four Gateway Center
100 Mulberry Street
Newark, New Jersey  07102

Special Securities Counsel

Malizia,  Spidi, Sloane & Fisch, P.C.
1301 K Street, NW
Suite 700 East
Washington, D.C.  20005






























Annual Meeting

The Annual Meeting of Stockholders will be held on April 21, 1998 at Corporate Headquarters, 1 Center Avenue, Little Falls, New Jersey.

10-KSB Information

A copy of Form 10-KSB including financial statement schedules as filed with the Securities and Exchange Commission will be furnished without charge to stockholders as of the record date upon written request to the Secretary, First Savings Bank of Little Falls, F.S.B., 1 Center Avenue, Little Falls, New Jersey 07424.

Corporate Office

1 Center Avenue
Little Falls, New Jersey  07424
973-256-2100

Branches

115 Main Street
Little Falls, New Jersey  07424
973-256-2100

123 Route 23
Singac, New Jersey  07424
973-256-2100

Little Ferry
100 Washington Avenue
Little Ferry, NJ 07643
201-641-6755

Loan Center
1 Center Avenue
Little Falls, New Jersey  07424
973-256-2100

                   FIRST SAVINGS BANCORP OF LITTLE FALLS, INC.
                                AND SUBSIDIARIES

                        CONSOLIDATED FINANCIAL STATEMENTS
                   (With Independent Auditor's Report Thereon)

                                December 31, 1997
                      ------------------------------------

                   FIRST SAVINGS BANCORP OF LITTLE FALLS, INC.
                                AND SUBSIDIARIES
                        CONSOLIDATED FINANCIAL STATEMENTS
                   (With Independent Auditor's Report Thereon)
                                December 31, 1997
         --------------------------------------------------------------


                                      INDEX
                                      -----




                                                                         Page
                                                                         ----


Management Responsibility Statement                                        1



Independent Auditors' Report                                               2



Consolidated Statements of Financial Condition as of
  December 31, 1997 and 1996                                               3



Consolidated Statements of Operations for Each of the Years in the
  Three-Year Period Ended December 31, 1997                                4



Consolidated Statements of Changes in Stockholders' Equity for
  Each of the Years in the Three-Year Period Ended December 31, 1997       5



Consolidated Statements of Cash Flows for each of the Years in the
  Three-Year Period Ended December 31, 1997                               6 - 7



Notes to Consolidated Financial Statements                                8 - 32





All schedules are omitted because they are not required or applicable or the required information is shown in the consolidated financial statements or the notes thereto.

February 20, 1997



                       MANAGEMENT RESPONSIBILITY STATEMENT


Management of First Savings Bancorp of Little Falls, and its subsidiaries is responsible for the preparation of the consolidated financial statement and all other consolidated financial information included in this report. The consolidated financial statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis. All consolidated financial information included in this report agrees with the consolidated financial statements. In preparing the consolidated financial statements, management makes informed estimates and judgments, with consideration given to materiality, about the expected result of various events and transactions.

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

The Board of Directors (the "Board") is responsible for determining that management fulfills its responsibilities in the preparation of the consolidated financial statements and in the control of operations. The Board appoints the independent certified public accountants, approves the overall scope of audit work and related fee arrangements and reviews audit reports and finding.


                                /s/ Dr. H.S. Kostakopoulos
                                ---------------------------------------
                                Dr. H.S. Kostakopoulos
                                President and Chief Executive Officer


                                /s/ Brian Mccourt
                                ----------------------------------------
                                Brian Mccourt
                                Vice President, Treasurer and Controller

                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------




To The Board of Directors and Stockholders
First Savings Bancorp of Little Falls, Inc.
Little Falls, New Jersey


We have audited the accompanying consolidated statements of financial condition of First Savings Bancorp of Little Falls, Inc. (the "Corporation") and Subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to in the second preceding paragraph present fairly, in all material respects, the consolidated financial position of First Savings Bancorp of Little Falls, Inc. and Subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.



                                /s/Radics & Co., LLC



February 20, 1998

                                                                              2.

                  FIRST SAVINGS BANCORP OF LITTLE FALLS, INC.
                                AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITIONS
                -----------------------------------------------

                                                                                                  December 31,
                                                                                       -----------------------------------
Assets                                                                 Note (s)              1997              1996
------                                                            -------------------  -----------------  ----------------
Cash and amounts due from depository institutions                                      $      2,142,413  $      1,319,813
Interest-bearing deposits in other banks                                                      1,540,810         9,353,526
                                                                                       -----------------  ----------------

     Total and cash and cash equivalents                               1 and 21               3,683,223        10,673,339

Securities available for sale                                      1, 4, 12 and 21           31,226,440        37,506,700
Investment securities held to maturity                               1, 5 and 21             19,643,589         2,000,000
Mortgage-backed securities held to maturity                        1, 6, 12 and 21           10,414,679        12,805,191
Loans receivable                                                     1, 7 and 21            105,467,485        94,732,642
Real estate owned                                                      1 and 8                1,640,004         2,906,034
Premises and equipment                                                 1 and 9                2,775,060         2,956,315
Federal Home Loan Bank of New York stock                                  12                  1,106,600           925,600
Interest receivable                                                1, 7, 10 and 21            1,379,628         1,110,765
Other assets                                                           1 and 14                 807,631         1,117,511
                                                                                       -----------------  ----------------

     Total assets                                                                      $    178,144,339   $   166,734,097
                                                                                       =================  ================

Liabilities and stockholders' equity
------------------------------------

Liabilities
-----------

Deposits                                                              11 and 21        $    166,758,857   $   156,596,114
Borrowed money                                                        12 and 21                 551,132                 -
Advance payments by borrowers for taxes and insurance                                           769,354           633,815
Other liabilities                                                                               200,537           171,920
                                                                                       -----------------  ----------------

     Total liabilities                                                                      168,279,880       157,401,849
                                                                                       -----------------  ----------------

Commitments and contingencies                                       17, 18 and 21                     -                 -

Stockholders' equity                                               1, 3, 13 and 14
--------------------

Preferred stock - par value $0.01 per share; authorized
 1,000,000 shares; issued and outstanding -0- shares                                                  -                 -
Common stock - par value $1.00 per share;
  authorized 5,000,000 shares;
  issued and outstanding 440,100 shares                                                         440,100           440,100
Paid-in capital                                                                               3,670,377         3,670,377
Retained earnings - substantially restriced                                                   5,458,904         5,062,392
Unrealized gain on securities available for sale, net                                           295,078           159,379
                                                                                       -----------------  ----------------

     Total stockholders' equity                                                               9,864,459         9,332,248
                                                                                       -----------------  ----------------

     Total liabilities and stockholders' equity                                        $    178,144,339   $   166,734,097
                                                                                       =================  ================

See notes to consolidated financial statements.

                                                                              3.

                  FIRST SAVINGS BANCORP OF LITTLE FALLS, INC.
                                AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                -----------------------------------------------

                                                                                                 Year Ended December 31,
                                                                              ---------------------------------------------------
                                                               Note (s)           1997              1996              1995
                                                            ---------------   --------------   ---------------  -----------------
Interest income:
     Loans                                                     1 and 7        $   8,638,815    $    7,686,356   $    $ 6,788,274
     Mortgage-backed securities                                   1               1,810,796         1,935,936          1,160,130
     Investments                                                  1               1,853,970         1,730,414          2,024,582
     Other interest-earning assets                                                  403,835           102,974            368,823
                                                                              --------------   ---------------  -----------------

          Total interest income                                                  12,707,416        11,455,680         10,341,809
                                                                              --------------   ---------------  -----------------
Interest expense:
     Deposits                                                     11              8,083,690         6,593,393          6,094,747
     Borrowed money                                                                  20,332           591,823            131,038
                                                                              --------------   ---------------  -----------------

          Total interest expense                                                  8,104,022         7,185,216          6,225,785
                                                                              --------------   ---------------  -----------------

Net interest income                                                               4,603,394         4,270,464          4,116,024
Provision for loan losses                                      1 and 7              101,174           142,500             80,228
                                                                              --------------   ---------------  -----------------

Net interest income after provision for loan losses                               4,502,220         4,127,964          4,035,796
                                                                              --------------   ---------------  -----------------
Non-interest income:
     Fees and service charges                                                        90,980            90,606             92,622
     Gain (loss) on calls and sales of securities           1, 4, 5 and 6             7,836             3,575             (4,808)
     Miscellaneous                                                                   68,060            85,884             71,886
                                                                              --------------   ---------------  -----------------

          Total non-interest income                                                 166,876           180,065            159,700
                                                                              --------------   ---------------  -----------------
Non-interest expenses:
     Salaries and employee benefits                               15              1,457,573         1,368,656          1,429,664
     Net occupancy expense of premises                            1                 243,005           245,327            241,138
     Equipment                                                    1                 375,333           361,738            382,817
     Loss on foreclosed real estate                            1 and 8              161,599           396,168            156,663
     Federal insurance premium                                    18                 98,312         1,130,410            307,671
     Advertising and promotion                                                      104,217           101,070             84,977
     Consulting fees                                                                121,928           113,202            136,708
     Legal fees                                                                     276,148           170,763            123,141
     Amortization of intangibles                                  1                  33,336            33,336             33,333
     Miscellaneous                                                                  567,160           566,469            560,930
                                                                              --------------   ---------------  -----------------

          Total non-interest expenses                                             3,438,611         4,487,139          3,457,042
                                                                              --------------   ---------------  -----------------

Income (loss) before income taxes (benefit)                                       1,230,485          (179,110)           738,454
Income taxes  (benefit)                                        1 and 14             436,373           (59,039)           375,568
                                                                              --------------   ---------------  -----------------

Net income (loss)                                                                   794,112          (120,071)           362,886
Preferred stock dividends                                                                  -          170,000            170,000
                                                                              --------------   ---------------  -----------------

Net income (loss) applicable to common shares                                 $     794,112    $     (290,071)  $        192,886
                                                                              ==============   ===============  =================
Net income (loss) per common share:                            1 and 16
     Basic                                                                    $        1.80    $        (2.90)  $           1.93
     Diluted                                                                           1.80             (0.27)              0.82
                                                                              ==============   ===============  =================

Dividends declared per common share                               3           $        1.00    $       -        $           0.50
                                                                              ==============   ===============  =================

See notes to consolidated financial statements.

                                                                              4.

                  FIRST SAVINGS BANCORP OF LITTLE FALLS, INC.
                                AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
           ----------------------------------------------------------

                                                                                                   Unrealized
                                                                                  Retained        (Gain) Loss
                                                                                 Earnings -      on Securities        Total
                                  Preferred      Common          Paid-in       Substantially     Available for    Stockholders'
                                    Stock         Stock          Capital         Restricted        Sale, Net          Equity
                                 ------------  ------------   --------------   ---------------   --------------  -----------------

Balance - January 1, 1995        $       340   $   100,100    $   4,010,037    $    5,209,627    $    (142,989)  $      9,177,115

Net income for the year
  ended December 31, 1995                -             -              -               362,886                -            362,886

Unrealized loss on
  securities available
  for sale, net of
  income tax effect                      -             -              -                  -             276,958            276,958

Dividend on preferred stock              -             -              -              (170,000)             -             (170,000)

Dividend on common stock                 -             -              -               (50,050)             -              (50,050)
                                 ------------  ------------   --------------   ---------------   --------------  -----------------

Balance - December 31, 1995              340       100,100        4,010,037         5,352,463          133,969          9,596,909

Net (loss) for the year
 ended December 31, 1996                 -             -              -              (120,071)             -             (120,071)

Unrealized gain on
  securities available
  for sale, net of
  income tax effect                      -             -              -                  -              25,410             25,410

Conversion of preferred
 stock to common stock                  (340)      340,000         (339,660)             -                 -                   -

Dividend on preferred stock              -            -                -             (170,000)             -             (170,000)
                                 ------------  ------------   --------------   ---------------   --------------  -----------------

Balance - December 31, 1996               -        440,100        3,670,377         5,062,392          159,379          9,332,248

Net income for the year
 ended December  31, 1997                -             -              -               794,112            -                794,112

Unrealized gain on
  securities available
  for sale, net of
  income tax effect                      -             -              -                -               135,699            135,699

Dividend on common stock                 -             -              -              (397,600)           -               (397,600)
                                 ------------  ------------   --------------   ---------------   --------------  -----------------

Balance - December 31, 1997      $       -     $   440,100    $   3,670,377    $    5,458,904    $     295,078   $      9,864,459
                                 ============  ============   ==============   ===============   ==============  =================

See notes to consolidated financial statements.

                                                                              5.

                  FIRST SAVINGS BANCORP OF LITTLE FALLS, INC.
                                AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                -----------------------------------------------

                                                                                              Year Ended December 31,
                                                                                 --------------------------------------------------
                                                                                      1997             1996             1995
                                                                                 ---------------  ---------------- ----------------

Cash flows from operating activities:
     Net income (loss)                                                           $      794,112   $      (120,071) $       362,886
     Adjustments to reconcile net income (loss) to
       net cash provided by operating activities:
          Depreciation                                                                  284,052           287,849          303,303
          Amortization of premiums, discounts and fees, net                             183,675           307,664           97,863
          Amortization of intangibles                                                    33,336            33,336           33,333
          Deferred income taxes                                                         147,493           (84,225)         414,735
          Provision for losses on loans and real estate owned                           138,511           399,000          210,000
          Net (gain) loss on sales of assets                                             (8,817)            4,965          (73,360)
          Loss on calls of investment securities held to maturity                             -                 -            4,808
          (Increase) decrease in interest receivable                                   (268,863)          317,103         (501,708)
          Decrease (increase) in refundable income taxes                                      -           212,449         (212,449)
          Decrease (increase) in other assets                                            55,198           (17,763)          90,235
          Increase (decrease) in accrued interest payable                                12,111               966          144,560
          Increase (decrease) in other liabilities                                       68,040           (16,745)         (90,782)
                                                                                 ---------------  ---------------- ----------------

               Net cash provided by operating activities                              1,438,848         1,324,498          783,654
                                                                                 ---------------  ---------------- ----------------

Cash flows from investing activities:
     Proceeds from maturities of term deposits                                                -                 -        8,500,000
     Proceeds from calls of investment securities held to maturity                    9,000,000        17,000,000        4,000,000
     Purchases of:
          Term deposits                                                                       -                 -       (6,000,000)
          Securities available for sale                                              (3,202,687)      (12,189,859)               -
          Investment securities held to maturity                                    (26,607,569)                -                -
          Mortgage-backed securities held to maturity                                         -       (12,491,176)     (21,723,449)
          Loans receivable                                                                    -        (6,135,880)      (9,055,000)
          Premises and equipment                                                       (102,797)         (339,230)        (346,237)
          Federal Home Loan Bank of New York stock                                     (181,000)         (102,300)        (151,300)
     Principal repayments on:
          Securities available for sale                                               6,085,224         6,442,347                -
          Investment securities held to maturity                                              -                 -           20,927
          Mortgage-backed securities held to maturity                                 2,393,587         1,817,557        3,715,596
     Proceeds from sales of:
          Securities available for sale                                               3,340,764         3,924,166                -
          Mortgage-backed securities held to maturity                                         -           403,979                -
          Loans receivable                                                                    -            64,615                -
          Real estate owned                                                             612,029           638,401          458,697
     Net (increase) in loans receivable                                             (10,121,440)       (2,929,591)      (2,697,732)
     Additions to real estate owned                                                     (51,355)         (104,711)        (159,948)
     Payments applied to real estate owned                                                6,000            13,380           11,500
                                                                                 ---------------  ---------------- ----------------

               Net cash (used in) investment activities                             (18,829,244)       (3,988,302)     (23,426,946)
                                                                                 ---------------  ---------------- ----------------

See notes to consolidated financial statements.

                                                                              6.

                  FIRST SAVINGS BANCORP OF LITTLE FALLS, INC.
                                AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                -----------------------------------------------

                                                                                        Year Ended December 31,
                                                                           --------------------------------------------------
                                                                                1997              1996             1995
                                                                           ----------------  ---------------  ---------------
Cash flows from financing activities:
     Net increase in deposits                                              $    10,153,709   $   24,959,065   $    7,835,814
     Proceeds net of repayments from short-term borrowed money                           -      (12,600,000)      12,600,000
     Proceeds of long-term debt                                                    568,000                -                -
     Repayments of long-term debt                                                  (16,868)               -                -
     Increase (decrease) in advance payments
       by borrowers for taxes and insurance                                        135,539           70,553           (4,243)
     Cash dividend paid on preferred stock                                         (42,500)        (170,000)        (170,000)
     Cash dividend paid on common stock                                           (397,600)         (50,050)         (50,050)
                                                                           ----------------  ---------------  ---------------

          Net cash provided by financing activities                             10,400,280       12,209,568       20,211,521
                                                                           ----------------  ---------------  ---------------

Net (decrease) increase in cash and cash equivalents                            (6,990,116)       9,545,764       (2,431,771)
Cash and cash equivalents - beginning                                           10,673,339        1,127,575        3,559,346
                                                                           ----------------  ---------------  ---------------

Cash and cash equivalents - ending                                         $     3,683,223   $   10,673,339   $    1,127,575
                                                                           ================  ===============  ===============

Supplemental disclosure of cash flow information:
     Cash paid (refunded) during the year for:
          Interest                                                         $     8,091,911   $    7,195,772   $    6,069,703
                                                                           ================  ===============  ===============

          Income taxes                                                     $       240,792   $     (210,459)  $      225,111
                                                                           ================  ===============  ===============

Supplemental disclosure of noncash activities:
     Investment securities held to maturity transferred to
        available for sale                                                 $             -   $            -   $    1,921,218
                                                                           ================  ===============  ===============
     Mortgage-backed securities held to maturity transferred
        to (from) available for sale                                       $             -   $            -   $   33,654,187
                                                                           ================  ===============  ===============

     Unrealized gain on securities available for sale, net                 $       135,699   $       25,410   $      276,958
                                                                           ================  ===============  ===============

     Loans transferred to real estate owned                                $              -  $      493,186   $      405,461
                                                                           ================  ===============  ===============

     Loans originated to facilitate the sale of real estate owned          $       663,000   $            -   $    $ 256,500
                                                                           ================  ===============  ===============

     Dividends declared but not paid:
     Common stock                                                          $             -   $            -   $       50,050
     Preferred stock                                                                     -           42,500           42,500
                                                                           ----------------  ---------------  ---------------

                                                                           $             -   $       42,500   $       92,550
                                                                           ================  ===============  ===============

     Preferred stock converted to common stock                             $             -   $      339,660   $            -
                                                                           ================  ===============  ===============

See notes to consolidated financial statements.


                                                                              7.

                   FIRST SAVINGS BANCORP OF LITTLE FALLS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
----------------------------------------------

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

    In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statements of consolidated financial condition and revenues and expenses for the periods then ended. Actual results could differ significantly from those estimates.

    Material estimates that are particularly susceptible to significant changes relate to the determination of the allowance for loan losses, the valuation of real estate owned and the determination of the amount of deferred tax assets which are more likely than not to be realized.

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

    Cash and cash equivalents
    -------------------------

    Cash and cash equivalents include cash and amounts due from depository institutions and interest-bearing deposits with other financial institutions with original maturities of three months or less.

                                                                              8.

                   FIRST SAVINGS BANCORP OF LITTLE FALLS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd)
----------------------------------------------

    Investment and mortgage-backed securities
    -----------------------------------------

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

    As permitted by the Financial Accounting Standards Board's ("FASB") "A guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities", the Savings Bank, in 1995, reassessed the classification of its held to maturity portfolios. Effective December 31, 1995, as a result of such reassessment, the Savings Bank transferred securities with an approximate book value of $35,575,000 and an approximate fair value of $35,964,000, from held to maturity to available for sale. In connection with such transfer, an unrecognized gain, net of deferred income taxes, of approximately $253,000 was recognized and classified as a separate component of stockholders' equity.

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

                                                                              9.

                   FIRST SAVINGS BANCORP OF LITTLE FALLS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd)
----------------------------------------------

    Allowance for loan losses
    -------------------------

    An allowance for loan losses is maintained at a level considered adequate to absorb future loan losses. Management of the Savings Bank, in determining the allowance for loan losses, considers the risks inherent in its loan portfolio and changes in the nature and volume of its loan activities, along with the general economic and real estate market conditions. The Savings Bank utilizes a two-tier approach: (1) identification of impaired loans and establishment of specific loss allowances on such loans; and (2) establishment of general valuation allowances on the remainder of its loan portfolio. The Savings Bank maintains a loan review system which allows for a periodic review of its loan portfolio and the early identification of potential impaired loans. Such system takes into consideration, among other things, delinquency status, size of loans, type and estimated fair value of collateral and financial condition of the borrowers. Specific loan loss allowances are established for identified loans based on a review of such information. General loan loss allowance are based upon a combination of factors including, but not limited to, actual loan loss experience, composition of loan portfolio, current economic conditions and management's judgment. Although management believes that adequate specific and general loan loss allowances are established, actual losses are dependent upon future events and, as such, further additions to the level of the allowance for loan losses may be necessary.

    Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loans observable market price or fair value of the collateral if the loan is collateral dependent. A loan evaluated for impairment is deemed to be impaired when, based on current information and events, it is probable that the Savings Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. All loans identified as impaired are evaluated independently. The Savings Bank does not aggregate such loans for evaluation purposes. Payments received on impaired loans are applied first to accrued interest receivable and then to principal.

    Real estate owned
    -----------------

    Real estate owned consists of real estate acquired by foreclosure or deed in lieu of foreclosure. Real estate owned is recorded at the lower of cost or fair value at date of acquisition and thereafter carried at the lower of such initially recorded amount or fair value less estimated selling costs.

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

                                                                             10.

                      FIRST SAVINGS BANCORP OF LITTLE FALLS
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd)
----------------------------------------------

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

    The accrual basis of accounting is used for both financial and income tax reporting. Provisions for income taxes reflected in the consolidated financial statements differ from the amounts reflected in the income tax returns due to temporary differences in the reporting of certain items for financial reporting and tax reporting purposes and the recognition of net operating loss carry forwards for financial reporting purposes. The income tax provision shown in the consolidated financial statements relates to items of income and expense in those statements irrespective of temporary variances for income tax reporting purposes. The tax effect of these temporary variances is accounted for as deferred income taxes applicable to future years. A valuation allowance is provided for deferred tax assets when it is more likely than not that a portion of the deferred tax assets will not be realized.

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

    Excess of cost over  assets acquired
    -------------------  ---------------

    The cost in excess of fair value of net assets (goodwill) is amortized to expense over a period of fifteen years by use of the straight-line method. The remaining unamortized balance amounted to $378,000 and $411,000 at December 31, 1997 and 1996, respectively, and is included in other assets.

                                                                             11.

                   FIRST SAVINGS BANCORP OF LITTLE FALLS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd)
---------------------------------------------

    Net income per common share
    ---------------------------

    In February 1997, the FASB issued Statement No. 128, "Earnings Per Share". Statement No. 128 is effective for years ending after December 15, 1997 and requires that prior period data be restated. Per share amounts are reported in accordance with Statement No. 128.

    Basic net income per common share is calculated by dividing net income by the weighted average number of shares of common stock outstanding. Diluted net income per share is calculated by adjusting the weighted average number of shares of common stock outstanding to include the effect of convertible preferred stock.
    See Note 16 for a reconciliation of such amounts.

    Reclassification
    ----------------

    Certain amounts for the years ended December 31, 1996 and 1995 have been reclassified to conform to current year's presentation.


2.  IMPACT OF NEW ACCOUNTING STANDARDS
--------------------------------------

In June 1997, the FASB issued Statement No. 130, "Reporting Comprehensive Income". Statement No. 130 requires that all items that are components of "comprehensive income" be reported in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income is defined as the "change in equity [net assets] of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners". Companies will be required to (a) classify items of other comprehensive income by their nature in the financial statements and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. Statement No. 130 is effective for fiscal years beginning after December 15, 1997 and requires reclassification of prior periods presented. As the requirements of Statement No. 130 are disclosure-related, its implementation will have no impact on the Corporation's consolidated financial condition or results of operations.


4.  STOCKHOLDERS' EQUITY
------------------------

For the purpose of granting to eligible account holders a priority over stockholders in the event of future liquidation, the Savings Bank, at the time of its conversion to stock form, established a liquidation account in an amount equal to its total net worth of $1,579,000 at March 31, 1992. In the event of future liquidation of the converted Savings Bank (and only in such event), an eligible account holder who continues to maintain his/her deposit account shall be entitled to receive a distribution from the liquidation account. The total amount of the liquidation account will be decreased (but never increased) in an amount proportionately corresponding to decreases in the deposit account balances of eligible account holders as of each subsequent year end. No dividends may be paid to stockholders if such dividends would reduce the net worth of the converted Savings Bank below the amount required by the liquidation account. The balance of the liquidation account at December 31, 1997 has not been determined.

                                                                             12.

                   FIRST SAVINGS BANCORP OF LITTLE FALLS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


3.   STOCKHOLDERS' EQUITY (Cont'd.)
-------------------------

The preferred stock issued in the conversion was non-cumulative. Each share was permitted to be converted, at stockholder option into ten shares of common stock. Effective December 31, 1996, all 34,000 outstanding shares of preferred stock were converted into 340,000 shares of common stock. The holders of preferred stock received dividends at the annual rate of $5.00 per share. Holders of the non-cumulative preferred stock had no voting rights and liquidation rights subordinate to those of holders of common stock.

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

During the year ended December 31, 1997, the Corporation declared cash dividends to common shareholders of $440,100, or $1.00 per share. The four largest shareholders, whose combined holdings exceed 90% of the total shares of common stock outstanding, waived $42,500 of such dividends due them. As such, dividends actually paid totalled $397,600.


4.  SECURITIES AVAILABLE FOR SALE
---------------------------------

                                                                                   December 31, 1997
                                                               -------------------------------------------------------------
                                                                 Amortized           Gross Unrealized           Carrying
                                                                                ---------------------------
                                                                   Value           Gains         Losses          Value
                                                               ---------------  -------------  ------------  ---------------
Mortgage-backed securities:
      Government National Mortgage Asociation                  $    9,913,396   $    151,585   $         -   $   10,064,981
      Federal National Mortgage Association                         2,135,837          4,898        19,523        2,121,212
      Federal Home Loan Mortgage Corporation                          665,900         15,132             -          681,032
      Federal National Mortgage Association REMIC                   1,920,246              -            59        1,920,187
                                                               ---------------  -------------  ------------  ---------------

                                                                   14,635,379        171,615        19,582       14,787,412
Small Business Administration                                      16,111,311        297,717             -       16,409,028
Common stock                                                           25,000          5,000             -           30,000
                                                               ---------------  -------------  ------------  ---------------

                                                                 $ 30,771,690      $ 474,332      $ 19,582     $ 31,226,440
                                                               ===============  =============  ============  ===============

                                                                                    December 31, 1996
                                                               -------------------------------------------------------------
                                                                 Amortized           Gross Unrealized           Carrying
                                                                                ---------------------------
                                                                   Value           Gains         Losses          Value
                                                               ---------------  -------------  ------------  ---------------
Mortgage-backed securities:
      Government National Mortgage Asociation                  $   12,174,754   $    144,707   $     2,541   $   12,316,920
      Federal National Mortgage Association                         3,688,379         10,471        57,757        3,641,093
      Federal Home Loan Mortgage Corporation                        1,635,735         24,632         5,822        1,654,545
                                                               ---------------  -------------  ------------  ---------------

                                                                   17,498,868        179,810        66,120       17,612,558
Small Business Administration                                      19,762,634        155,708        24,200       19,894,142
                                                               ---------------  -------------  ------------  ---------------
                                                               $ 37,261,502     $  335,518     $  90,320     $ 37,506,700
                                                               ===============  =============  ============  ===============

                                                                             13.

                   FIRST SAVINGS BANCORP OF LITTLE FALLS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



4.  SECURITIES AVAILABLE FOR SALE (Cont'd.)

The foregoing securities are not due at a single maturity date as they are subject to periodic repayment. Accordingly, such securities will generally repay at a more rapid rate than reflected in the following table of securities by final maturity date.

                                                                                   December 31, 1997
                                                               -------------------------------------------------------------
                                                                 Amortized           Gross Unrealized           Carrying
                                                                                ---------------------------
                                                                   Value           Gains         Losses          Value
                                                               ---------------  -------------  ------------  ---------------

      Due after one year through five years                    $    2,184,043   $     51,484   $         -   $    2,235,527
      Due after five years through ten years                        7,123,438        174,670             -        7,298,108
      Due after ten years                                          21,439,209        243,178        19,582       21,662,805
      Equity security                                                  25,000          5,000             -           30,000
                                                               ---------------  -------------  ------------  ---------------

                                                               $   30,771,690   $    474,332   $    19,582   $   31,226,440
                                                               ===============  =============  ============  ===============

                                                                                    December 31, 1996
                                                               -------------------------------------------------------------
                                                                 Amortized           Gross Unrealized           Carrying
                                                                                ---------------------------
                                                                   Value           Gains         Losses          Value
                                                               ---------------  -------------  ------------  ---------------

      Due after one year through five years                    $    1,484,193   $     17,451   $     5,783   $    1,495,861
      Due after five years through ten years                       10,537,900         94,618        14,810       10,617,708
      Due after ten years                                          25,239,409        223,449        69,727       25,393,131
                                                               ---------------  -------------  ------------  ---------------

                                                               $   37,261,502   $    335,518   $    90,320   $   37,506,700
                                                               ===============  =============  ============  ===============

During the years ended December 31, 1997 and 1996, proceeds from sales of securities available for sale totalled $3,340,764 and $3,924,166, respectively, and resulted in gross gains of $45,337 and $4,548, respectively, and, during the year ended December 31, 1997, gross losses of $37,501. There were no sales of securities available for sale during the year ended December 31, 1995.

A security available for sale, having a carrying value of $360,000 at December 31, 1996, was pledged to secure public funds on deposit. Additionally, at December 31, 1997 and 1996, securities available for sale with an aggregate carrying value of $2,593,000 and $1,134,000, respectively, are pledged to secure customer deposits.


                                                                             14.

                   FIRST SAVINGS BANCORP OF LITTLE FALLS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



5.  INVESTMENT SECURITIES HELD TO MATURITY
------------------------------------------

                                                                                    December 31, 1997
                                                               -------------------------------------------------------------
                                                                  Carrying           Gross Unrealized          Estimated
                                                                                ---------------------------
                                                                   Value           Gains         Losses        Fair Value
                                                               ---------------  -------------  ------------  ---------------
U.S. Government Agencies:
      Due after one year through five years                    $    1,999,587   $      3,485   $         -   $    2,003,072
      Due after five years through ten years                        8,000,000              -             -        8,000,000
      Due after ten years                                           9,644,002          2,591         2,482        9,644,111
                                                               ---------------  -------------  ------------  ---------------

                                                               $   19,643,589   $      6,076   $     2,482   $   19,647,183
                                                               ===============  =============  ============  ===============

                                                                                    December 31, 1996
                                                               -------------------------------------------------------------
                                                                  Carrying           Gross Unrealized          Estimated
                                                                                ---------------------------
                                                                   Value           Gains         Losses        Fair Value
                                                               ---------------  -------------  ------------  ---------------

U.S. Government Agencies due after ten years                    $   2,000,000   $         -    $         -   $    2,000,000
                                                               ===============  =============  ============  ===============


There were no sales of investment securities held to maturity during the years ended December 31, 1997, 1996 and 1995. During the years ended December 31, 1997, 1996 and 1995, proceeds from calls of investment securities held to maturity totalled $9,000,000, $17,000,000 and $4,000,000, respectively, and resulted in no gross gains or losses in 1997 and 1996 and gross losses of $4,808 in 1995.



 6.   MORTGAGE-BACKED SECURITIES HELD TO MATURITY
-------------------------------------------------

                                                                        December 31, 1997
                                                               --------------------------------------------------------------
                                                                  Carrying           Gross Unrealized           Estimated
                                                                                 --------------------------
                                                                   Value            Gains         Losses        Fair Value
                                                               ---------------   ------------   -----------   ---------------

Government National Mortgage Association                       $       31,453    $       630    $        -    $       32,083
Federal National Mortgage Association                               1,540,181              -           167         1,540,014
Federal Home Loan Mortgage Corporation                              7,843,045         25,541         2,864         7,865,722
Federal National Mortgage Association REMIC                         1,000,000              -             -         1,000,000
                                                               ---------------   ------------   -----------   ---------------

                                                               $   10,414,679    $    26,171       $ 3,031      $ 10,437,819
                                                               ===============   ============   ===========   ===============


                                                                                     December 31, 1996
                                                               --------------------------------------------------------------
                                                                  Carrying           Gross Unrealized           Estimated
                                                                                 --------------------------
                                                                   Value            Gains         Losses        Fair Value
                                                               ---------------   ------------   -----------   ---------------

Government National Mortgage Association                       $       39,023    $     1,047    $      280    $       39,790
Federal National Mortgage Association                               1,809,078         29,263             -         1,838,341
Federal Home Loan Mortgage Corporation                              9,957,090         20,147        42,601         9,934,636
Federal National Mortgage Association REMIC                         1,000,000             -              -         1,000,000
                                                               ---------------   ------------   -----------   ---------------

                                                               $   12,805,191    $    50,457    $   42,881    $   12,812,767
                                                               ===============   ============   ===========   ===============

                                                                             15.

                   FIRST SAVINGS BANCORP OF LITTLE FALLS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


 6.   MORTGAGE-BACKED SECURITIES HELD TO MATURITY (Cont'd.)
-------------------------------------------------

During the year ended December 31, 1996, proceeds from sales of mortgage-backed securities held to maturity totalled $403,979 and resulted in gross losses of $973. There were no sales of mortgage-backed securities held to maturity during the years ended December 31, 1997 and 1995.

Mortgage-backed securities held to maturity with a carrying value of $414,000 at December 31, 1997 were pledged to secure public finds on deposit.


 7.   LOANS RECEIVABLE
----------------------

                                                                                         December 31,
                                                                             ---------------------------------------
                                                                                  1997                   1996
                                                                             ----------------       ----------------
Real estate mortgage:
     One-to-four family                                                      $    83,317,259        $    74,156,889
     Multi-family                                                                  5,020,506              3,311,210
     Non-residential                                                               6,182,670              6,775,830
     Land                                                                             38,949                 41,373
                                                                             ----------------       ----------------

                                                                                  94,559,384             84,285,302
                                                                             ----------------       ----------------

Commercial loans                                                                   4,655,264              3,954,014
                                                                             ----------------       ----------------

Consumer:
     Equity                                                                        4,398,584              4,681,054
     Home improvement and second mortgages                                         1,346,046              1,090,470
     Passbook or certificate                                                         629,681                814,064
     Student education                                                                90,750                115,908
     Other loans                                                                     619,456                527,256
                                                                             ----------------       ----------------

                                                                                   7,084,517              7,228,752
                                                                             ----------------       ----------------

Total loans                                                                      106,299,165             95,468,068
                                                                             ----------------       ----------------

Less:  Allowance for loan losses                                                     596,230                523,715
        Deferred loan fees and discounts                                             235,450                211,711
                                                                             ----------------       ----------------

                                                                                     831,680                735,426
                                                                             ----------------       ----------------

                                                                             $   105,467,485        $    94,732,642
                                                                             ================       ================

The Savings Bank has granted loans to its officers and directors and to their associates. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectibility. The aggregate dollar amount of these loans, exclusive of loans to any officer or director and their affiliates which total less than $60,000, was $868,000 and $775,000 at December 31, 1997 and 1996,
respectively. Activity during the year ended December 31, 1997 included new loans of $174,000 and repayments of $81,000.
                                                                             16.

                   FIRST SAVINGS BANCORP OF LITTLE FALLS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



 7.  LOANS RECEIVABLE  (Cont'd)
---------------------

 An analysis of the allowance for loan losses is as follows:

                                                                            Year Ended December 31,
                                                                   ------------------------------------------
                                                                      1997          1996            1995
                                                                   ------------  ------------    ------------

        Balance - beginning                                        $   523,715   $   388,633     $   377,315
        Provision charged to operations                                101,174       142,500          80,228
        Loans charged off                                              (37,374)       (7,418)        (70,605)
        Recoveries                                                       8,715             -           1,695
                                                                   ------------  ------------    ------------

        Balance - ending                                           $   596,230   $   523,715     $   388,633
                                                                   ============  ============    ============

Impaired loans and related amounts recorded in the allowance for loan losses are summarized as follows: (in thousands):

                                                                                        December 31,
                                                                                 ----------------------------
                                                                                    1997            1996
                                                                                 ------------    ------------

        Recorded investment in impaired loans:
             With recorded allowance                                             $       696     $     1,277
             Without recorded allowances                                                   -               -
                                                                                 ------------    ------------

                  Total impaired loans                                                   696           1,277

             Related allowance for loan losses                                            35             155
                                                                                 ------------    ------------

                  Net impaired loans                                             $       661     $     1,122
                                                                                 ============    ============

For the years ended December 31, 1997, 1996 and 1995, the average recorded investment in impaired loans totalled $1,321,000, $559,000 and $355,000, respectively. Interest income recognized on such loans during the time each was impaired totalled $118,000, $28,000 and $7,000, respectively, all of which was recorded on the cash basis.

Nonaccrual loans totalled approximately $2,601,000, $1,639,000 and $1,146,000 at December 31, 1997, 1996 and 1995, respectively. Renegotiated loans for which interest has been reduced totalled approximately $406,000, $1,313,000 and $1,348,000 at December 31, 1997, 1996 and 1995, respectively. Interest income that would have been recorded under the original terms of such loans and the interest income actually recognized are summarized below:

                                                                            Year Ended December 31,
                                                                   ------------------------------------------
                                                                      1997          1996            1995
                                                                   ------------  ------------    ------------
                                                                                (In Thousands)

        Interest income that would have been recorded              $       292   $       303     $       250
        Interest income recognized                                         161           230             184
                                                                   ------------  ------------    ------------

        Interest income foregone                                   $       131   $        73     $        66
                                                                   ============  ============    ============

                                                                             17.

                   FIRST SAVINGS BANCORP OF LITTLE FALLS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



8.  REAL ESTATE OWNED
---------------------

                                                                                                 December 31,
                                                                                    ---------------------------------
                                                                                        1997               1996
                                                                                    --------------     --------------

Acquired in settlement of loans                                                     $   1,674,616      $   3,443,636
Allowance for losses                                                                      (34,612)          (537,602)
                                                                                    --------------     --------------

                                                                                    $   1,640,004      $   2,906,034
                                                                                    ==============     ==============

The following is an analysis of the allowance for losses:


                                                                                 Year Ended December 31,
                                                                     ------------------------------------------------
                                                                         1997           1996               1995
                                                                     -------------  --------------     --------------

      Balance - beginning                                            $    537,602   $     302,537      $   1,461,991
      Provision charged to operations                                      37,337         256,500            129,772
      Losses charged off                                                 (540,327)        (21,435)        (1,289,226)
                                                                     -------------  --------------     --------------

      Balance - ending                                               $     34,612   $     537,602      $     302,537
                                                                     =============  ==============     ==============

The following is an analysis of loss on foreclosed real estate:


                                                                                 Year Ended December 31,
                                                                     ------------------------------------------------
                                                                         1997           1996               1995
                                                                     -------------  --------------     --------------

      Provision for losses                                           $     37,337   $     256,500      $     129,772
      Operating expenses, net of rental income                            125,243         131,128            100,251
      (Gain) loss on disposition                                             (981)          8,540            (73,360)
                                                                     -------------  --------------     --------------

                                                                     $    161,599   $     396,168      $     156,663
                                                                     =============  ==============     ==============

                                                                             18.

                   FIRST SAVINGS BANCORP OF LITTLE FALLS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


9.  PREMISES AND EQUIPMENT
--------------------------

                                                                                December 31,
                                                                      ---------------------------------
                                                                          1997               1996
                                                                      --------------    ---------------

Land                                                                  $     547,867     $      547,867
                                                                      --------------    ---------------

Buildings and improvements                                                3,112,048          3,060,894
Less accumulated depreciation                                             1,173,521          1,065,155
                                                                      --------------    ---------------

                                                                          1,938,527          1,995,739
                                                                      --------------    ---------------

Furniture, fixtures and equipment                                         1,677,207          1,625,564
Less accumulated depreciation                                             1,388,541          1,212,854
                                                                      --------------    ---------------

                                                                            288,666            412,709
                                                                      --------------    ---------------

                                                                      $   2,775,060     $    2,956,315
                                                                      ==============    ===============

10.  INTEREST RECEIVABLE
------------------------


                                                                                December 31,
                                                                      ---------------------------------
                                                                          1997               1996
                                                                      --------------    ---------------

Loans                                                                 $     652,651     $      640,131
Securities                                                                  707,313            470,634
Other interest-earning assets                                                19,664                -
                                                                      --------------    ---------------

                                                                      $   1,379,628     $    1,110,765
                                                                      ==============    ===============

11.  DEPOSITS
-------------

                                                                 December 31 ,
                                       ------------------------------------------------------------------
                                                    1997                             1996
                                       -------------------------------   --------------------------------
                                        Weighted                          Weighted
                                         Average                           Average
                                          Rate            Amount            Rate             Amount
                                       ------------  -----------------   ------------    ----------------

Non-interest-bearing demand                  0.00%   $      2,958,852         0.00%      $     1,985,234
NOW and Super NOW                            2.04%          4,336,162         2.03%            4,204,758
Money Market                                 3.51%          8,107,509         3.38%            8,102,117
Savings and Realty Trust                     3.39%         24,403,289         3.35%           21,967,044
Certificates of deposit                      5.67%        126,953,045         5.62%          120,336,961
                                                     ----------------                    ---------------

                                             5.04%   $    166,758,857         5.02%      $   156,596,114
                                                     =================                   ================

                                                                             19.

                   FIRST SAVINGS BANCORP OF LITTLE FALLS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


11.  DEPOSITS (Cont'd)
-------------

Interest expense on deposits is summarized as follows:



                                                                      Year Ended Decmber 31,
                                                             ------------------------------------------
                                                                1997           1996           1995
                                                             ------------  -------------  -------------
                                                                          (In Thousands)

       Savings and Realty Trust                              $       796   $        754    $       756
       NOW and Money Market                                          365            364            410
       Certificates of deposit                                     6,923          5,475          4,929
                                                             ------------  -------------   ------------

                                                             $     8,084   $      6,593    $     6,095
                                                             ============  =============   ============

A summary of certificates of deposit by time remaining until maturity follows:

                                                                                  December 31,
                                                                           ----------------------------
                                                                               1997           1996
                                                                           -------------  -------------
                                                                                 (In Thousands)

       Within one year                                                     $     97,555   $     88,730
       After one year through two years                                          18,216         18,295
       Thereafter                                                                11,182         13,312
                                                                           -------------  -------------

            Total                                                          $    126,953   $    120,337
                                                                           =============  =============

A summary of certificates of deposit of $100,000 or more by time remaining to maturity follows:



                                                                                  December 31,
                                                                           ----------------------------
                                                                               1997           1996
                                                                           -------------  -------------
                                                                                 (In Thousands)

       Within three months                                                 $      1,984   $      3,589
       After three through six months                                             2,402          1,611
       After six through twelve months                                            4,534          2,449
       After twelve months                                                        2,236          1,754
                                                                           -------------  -------------

                                                                           $     11,156   $      9,403
                                                                           =============  =============

                                                                             20.

                   FIRST SAVINGS BANCORP OF LITTLE FALLS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


12.  BORROWED MONEY
-------------------

Borrowed money at December 31, 1997 consisted of a ten-year term advance from the Federal Home Loan Bank of New York ("FHLB"), maturing June 18, 2007, carrying an interest rate of 6.70% and having a remaining balance of $551,132. The advance is payable in monthly principal and interest installments of $6,507 through maturity.

At December 31, 1997 and 1996, the Savings Bank had available to it overnight lines of credit of $16,936,000 and $25,117,000, respectively, granted by the FHLB. The unused amount of credit available to the Savings Bank under these lines, which may continue until terminated by either the Savings Bank or the FHLB, was $16,936,000 at December 31, 1997

Collateral pledged to secure the foregoing credit facilities consists of FHLB stock of $1,106,600 and $925,600 at December 31, 1997 and 1996, respectively, and securities with an aggregate carrying value of $16,504,000 and $21,245,000 at December 31, 1997 and 1996, respectively.



13.  REGULATORY CAPITAL
-----------------------

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

The following table sets forth the capital position of the Savings Bank, as calculated under the Capital Rule, as of December 31, 1997:


                                                           Tangible                    Core                    Risk-Based
                                                   -------------------------  ------------------------  -------------------------
                                                     Amount       Percent       Amount      Percent       Amount       Percent
                                                   -----------  ------------  -----------  -----------  ------------  -----------
                                                                              (Dollars in Thousands)

      GAAP  equity                                 $    9,897          5.56   $     9,867        5.56    $     9,867        12.74
      Deduct non-includable portion of:
           Deferred tax asset                            (173)        (0.10)         (173)      (0.10)          (173)       (0.22)
           Intangible asset                              (378)        (0.21)         (378)      (0.21)          (378)       (0.49)
           Unrealized gain on securities, net            (295)        (0.16)         (295)      (0.16)          (295)       (0.38)
      Add: General valuation allowance                      -             -             -           -            596         0.77
                                                   -----------  ------------  -----------  -----------  ------------  -----------

      Regulatory capital as calculated                  9,021          5.09         9,021        5.09          9,617        12.42
      Regulatory capital as required                    2,660          1.50         5,321        3.00          6,197         8.00
                                                   -----------  ------------  -----------  -----------  ------------  -----------

      Excess                                          $ 6,361          3.59   $     3,700        2.09    $     3,420         4.42
                                                   ===========  ============  ===========  ===========  ============  ===========

                                                                             21.

                   FIRST SAVINGS BANCORP OF LITTLE FALLS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


13.  REGULATORY CAPITAL  (Cont'd)
-----------------------

The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") imposes increased requirements on the operations of financial institutions and mandated the development of regulations designed to empower regulators to take prompt corrective action with respect to institutions that fall below certain capital standards. FDICIA stipulates that an institution with less than 4% core capital is deemed to be undercapitalized. Quantitative measures established by FDICIA to ensure capital adequacy require the Savings Bank to maintain minimum amounts and ratios of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 1997, that the Savings Bank meets all capital adequacy requirements to which it is subject.

As of September 30, 1997, the most recent notification from the OTS, the Savings Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Savings Bank must maintain minimum total, risk-based, and Tier I leverage ratios of 10%, 6%, and 5%, respectively. There are no conditions existing or events which have occurred since notification that management believes have changed the institution's category.


14.  INCOME TAXES
-----------------

The Savings Bank qualifies as a Savings Institution under the provisions of the Internal Revenue Code and was therefore permitted, prior to January 1, 1996, to deduct from taxable income an allowance for bad debts based on the greater of:
(1) actual loan losses (the "experience method"); or (2) eight percent of taxable income before such bad debt deduction less certain adjustments (the "percentage of taxable income method"). The percentage of taxable income method was repealed effective January 1, 1996. For income tax years ended December 31, 1996 and thereafter, the Saving Bank must use either the experience method or the specific charge off method. Retained earnings at December 31, 1997 includes approximately $3.5 million of such bad debt allowance, for which income taxes have not been provided.

The components of income taxes (benefit) are summarized as follows:


                                                                           Year Ended December 31,
                                                                 ---------------------------------------------
                                                                    1997             1996            1995
                                                                 ------------    -------------   -------------

       Current                                                   $   288,880     $     25,216    $    (39,167)
                                                                 ------------    -------------   -------------

       Deferred:
           Temporary differences                                     125,903         (105,845)        393,068
           Net operating loss carryforward                            21,590           21,590          21,667
                                                                 ------------    -------------   -------------

                                                                     147,493          (84,255)        414,735
                                                                 ------------    -------------   -------------

                                                                 $   436,373     $    (59,039)   $    375,568
                                                                 ============    =============   =============

                                                                             22.

                   FIRST SAVINGS BANCORP OF LITTLE FALLS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



14.  INCOME TAXES  (Cont'd)
-----------------

Deferred income taxes result from temporary differences in the recognition of income and expense for tax and financial statement purposes. The sources of these temporary differences and the tax effects are as follows:

                                                                       Year Ended December 31,
                                                                 ---------------------------------------------
                                                                    1997             1996            1995
                                                                 ------------    -------------   -------------

       Allowance for losses on
        loans and real estate owned                              $   155,928     $   (125,575)   $    405,495
       Deferred loan fees                                              4,342            8,639           8,902
       Nonaccrual interesst                                          (14,965)          25,477          (7,887)
       Depreciation                                                  (32,715)          (6,400)         (8,536)
       Net operating loss carryforward                                21,590           21,590          21,667
       Other                                                          13,313           (7,986)         (4,906)
                                                                 ------------    -------------   -------------

                                                                   $ 147,493        $ (84,255)      $ 414,735
                                                                 ============    =============   =============

The components of the net deferred tax asset are as follows:



                                                                                         December 31,
                                                                                 -----------------------------
                                                                                     1997            1996
                                                                                 -------------   -------------
       Deferred tax assets:
           Allowance for losses on
            loans and real estate owned                                          $    225,934    $    381,862
           Net operating loss carryfoward                                             194,310         215,900
           Nonaccrual interest                                                         44,347          29,382
           Deferred loan fees, net                                                     35,236          39,578
           Other                                                                            -          13,313
                                                                                 -------------   -------------

                                                                                      499,827         680,035
                                                                                 -------------   -------------

       Deferred tax liabilities:
           Depreciation                                                                23,054          55,769
           Unrealized gain on securities available for sale                           159,672          85,819
                                                                                 -------------   -------------

                                                                                      182,726         141,588
                                                                                 -------------   -------------

       Net deferred tax assets included in other assets                          $    317,101    $    538,447
                                                                                 =============   =============

                                                                             23.

                  FIRST SAVINGS BANCORP, OF LITTLE FALLS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



14.  INCOME TAXES  (Cont'd)
-----------------

For income tax reporting purposes, at December 31, 1997, the Corporation has net operating loss carryforwards totalling approximately $571,500 that will expire on December 31, 2006.

The following table presents a reconciliation between the reported income tax expense (benefit) and the income tax expense (benefit) which would be computed by applying the federal statutory rate of 34% to income before income taxes:



                                                                           Year Ended December 31,
                                                                 ---------------------------------------------
                                                                    1997             1996            1995
                                                                 ------------    -------------   -------------

       Federal income taxes (benefit)                            $   418,365     $    (60,897)   $    251,074
       Increase (reduction) of
        income taxes resulting from:
           Change in permanent difference relating
            to base year tax bad debt reserves                             -                -         100,541
           State income taxes,
            net of federal income tax effect                          25,670           (3,216)         21,967
           Other                                                      (7,662)           5,074           1,986
                                                                 ------------    -------------   -------------

                                                                   $ 436,373        $ (59,039)      $ 375,568
                                                                 ============    =============   =============

15.  RETIREMENT PLAN
--------------------

The Savings Bank has a 401(k) plan covering all eligible employees. Under this plan, participants may elect to contribute up to 15% of their compensation, not to exceed applicable limits as per the Internal Revenue Code. The Savings Bank has elected to match 50% of employees' contributions, up to a maximum 6% of each respective employee's compensation. The 401(k) plan expense was $25,000, $18,000 and $22,000 for the years ended December 31, 1997 , 1996 and 1995, respectively.

                                                                             24.

                  FIRST SAVINGS BANCORP, OF LITTLE FALLS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------




16. NET INCOME (LOSS) PER COMMON SHARE
--------------------------------------

                         Year Ended December 31, 1997
                         ----------------------------
                                        Weighted
                                        Average
                               Net      Number         Per
                              Income    of Shares     Share
                              ------    ---------     -----

Basic and diluted net income  $794,112   440,100      $1.80
                              ========   =======      =====

                                                       Year Ended December 31,
                               ------------------------------------------------------------
                                               1996                          1995
                               ------------------------------    --------------------------
                                              Weighted                      Weighted
                                              Average                       Average
                                Net           Number    Per       Net       Number    Per
                                Loss         of Shares Share     Income    of Shares Share
Basic net income (loss)
 applicable to common shares  $(290,071)     100,100   $(2.90)   $192,886  $100,100  $1.93
                                                       ======                        =====
Assumed conversion of
 preferred stock to
 common stock                   170,000      340,000              170,000   340,000
                                -------      -------              -------   -------
Diluted net income (loss)     $(120,071)     440,100   $(0.27)   $362,886   440,100  $0.82
                              =========      =======   ======    ========   =======  =====

17.  COMMITMENTS AND CONTINGENCIES
----------------------------------

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

                                                                             25.

                   FIRST SAVINGS BANCORP OF LITTLE FALLS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



17.  COMMITMENTS AND CONTINGENCIES (Cont'd)
----------------------------------

At December 31, 1997, the Bank had outstanding commitments to originate loans totalling $975,000, consisting of $691,000 for fixed rate first mortgage loans with rates ranging from 7.00% through 7.75%, $259,000 for adjustable rate first mortgage loans with initial rates ranging from 6.875% to 7.65% and $25,000 for an equity line of credit.

At December 31, 1996, the Bank had outstanding commitments to originate loans totalling $1,216,000, consisting of $185,000 for fixed rate first mortgage loans with rates ranging from 7.875% through 8.375% , $196,000 for fixed rate second mortgage loans with rates ranging from 8.375% to 9.50%, $200,000 for a commercial mortgage loan having a rate which will adjust monthly to the prime rate plus 3.50%, $600,000 for a fifteen year commercial mortgage loan which will carry a fixed rate at 11.00% for the first five years and then adjust each fifth year to the five year U.S. treasury rate plus 4.00% and $35,000 for an equity line of credit.

At December 31, 1997 and 1996, undisbursed funds from approved home equity lines of credit amounted to approximately $2,686,000 and $2,529,000, respectively. Unless they are specifically cancelled by notice from the Savings Bank, these funds represent firm commitments available to the respective borrowers on demand. The interest rate charged for any month on funds disbursed is generally 1.00% to 2.00% above the prime rate. Certain lines are subject to an introductory rate of 2% below the prime rate for the first year. The Savings Bank also offers unsecured credit lines in conjunction with a credit card program. At December 31, 1997 and 1996, unused amounts under these lines of credit totalled $137,000 and $90,000, respectively.

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


                                                                             26.

                   FIRST SAVINGS BANCORP OF LITTLE FALLS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



18.  LEGISLATIVE MATTERS
------------------------

On September 30, 1996, legislation was enacted which, among other things, imposed a special one-time assessment on Savings Association Insurance Fund ("SAIF") member institutions, including the Savings Bank, to recapitalize the SAIF and spread the obligation for payment of Financial Corporation ("FICO") bonds across all SAIF and Bank Insurance Fund ("BIF") members. The special assessment levied amounted to 65.7 basis points on SAIF assessable deposits held as of March 31, 1995. The special assessment was recognized in the third quarter of 1996 and was tax deductible. The Savings Bank took a charge of $845,000 as a result of the special assessment. This legislation eliminates the substantial disparity between the amount that BIF and SAIF members had been paying for deposit insurance premiums.

Currently, the FDIC has estimated that, in addition to normal deposit insurance premiums, BIF members will pay a portion of the FICO payment equal to 1.3 basis points on BIF -insured deposits compared to 6.4 basis points by SAIF members on SAIF-insured deposits. All institutions will pay a pro-rata share of the FICO payment on the earlier of January 1, 2000 or the date upon which the last savings association ceases to exist. The legislation also requires BIF and SAIF to be merged by January 1, 1999 provided that legislation is adopted to eliminate the saving association charter and no savings associations remain as of that time.

The FDIC has lowered SAIF assessments to a range comparable to that of BIF members, although SAIF members must also make the FICO payments described above. Management cannot predict the level of FDIC insurance assessments on an ongoing basis or whether the BIF and SAIF will eventually be merged.

On August 21, 1996, legislation was enacted to allow for the recapture of post-1987 tax bad debt reserves ("excess reserves"). Prior to enactment certain thrift institutions such as the Savings Bank were allowed deductions for bad debts under methods more favorable than those granted to other taxpayers. This legislation repealed the Code Section 593 reserve method of accounting for bad debts by thrift institutions effective for taxable years beginning after 1995. Thrift institutions that are treated as small banks are allowed to utilize the experience method applicable to such institutions, while thrift institutions that are treated as large banks are required to use only the specific charge off method.

For small institutions such as the Savings Bank, the amount of the institution's applicable excess reserves generally is the excess of (1) the balances of its reserve for losses on qualifying real property loans and its reserve for losses on nonqualifying loans as of the close of its last taxable year beginning before January 1, 1996, over (ii) the greater of the balance of (a) its pre-1988 tax reserves or (b) what the reserves would have been at the close of its last year beginning before January 1, 1996, had the Savings Bank always used the experience method. The Savings Bank has excess reserves of approximately $3,000 remaining at December 31, 1997 which will be recaptured ratably during the next four years.

                                                                             27.

                   FIRST SAVINGS BANCORP OF LITTLE FALLS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



19.   PARENT CORPORATION FINANCIAL INFORMATION
----------------------------------------------

The following condensed financial statements of the Corporation should be read in conjunction with the Notes to Consolidated Financial Statements.



                        STATEMENTS OF FINANCIAL CONDITION
                        ---------------------------------


                                                          December 31,
                                                   ----------------------------
Assets                                                1997                1996
------                                             ----------        ----------

Cash and cash equivalents                          $   17,882        $   17,397
Investment in subsidiary                            9,867,301         9,372,123
Organization costs                                     15,509            22,949
                                                   ----------        ----------
      Total assets                                 $9,900,692        $9,412,469
                                                   ==========        ==========


Liabilities and stockholders' equity
------------------------------------

Liabilities
-----------

Dividends payable                                  $        -       $    42,500
Due to subsidiary                                      36,233            37,721
                                                   ----------       -----------
      Total liabilities                                36,233            80,221
                                                   ----------       -----------

Stockholders' equity
--------------------

Preferred stock                                             -                 -
Common stock                                          440,100           440,100
Paid-in-capital in excess of par value              3,670,377         3,670,377
Retained earnings - substantially restricted        5,753,982         5,221,771
                                                    ---------         ---------

      Total stockholders' equity                    9,864,459         9,332,248
                                                    ---------         ---------

      Total liabilities and stockholders' equity   $9,900,692        $9,412,469
                                                   ==========        ==========

                                                                 28.



                                                                  ---

                   FIRST SAVINGS BANCORP OF LITTLE FALLS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


19.   PARENT CORPORATION FINANCIAL INFORMATION (Cont'd)
----------------------------------------------

                            STATEMENTS OF OPERATIONS
                            ------------------------

                                                                      Year Ended December 31,
                                                             ------------------------------------
                                                               1997         1996           1995
                                                             --------     ---------      --------


Dividends from subsidiary                                    $440,100     $ 220,050      $ 20,050
Interest income                                                   486           474           460
                                                             --------     ---------      --------

Total income                                                  440,586       220,524       220,510


Expenses                                                        7,845         7,440           505
                                                             --------     ---------      --------

                                                              432,741        21,084       220,005
Equity in undistributed earnings (loss) of subsidiaries       359,479      (333,155)      142,881
                                                             --------     ---------      --------

Income (loss) before income taxes                             792,220      (120,071)      362,886
Income tax (benefit)                                            1,892             -             -
                                                             --------     ---------      --------

Net income (loss)                                            $794,112     $(120,071)     $362,886
                                                             ========     =========      ========



                            STATEMENTS OF CASH FLOWS
                            ------------------------

                                                                      Year Ended December 31,
                                                             ------------------------------------
                                                               1997         1996           1995
                                                             --------     ---------      --------


Cash flows from operating activities
  Net income (loss)                                          $ 794,112    $(120,071)    $ 362,886
  Adjustments to reconcile net income (loss)
   to net cash provided by operating activities:
     Equity in undistributed
     (earnings) loss of subsidiary                            (359,479)     333,155      (142,881)
     Amortization of organization costs                          7,440        7,440              -
     (Decrease) increase in due to subsidiary                   (1,488)           -           506
                                                             ---------    ---------     ---------
        Net cash provided by operating activities              440,585      220,524       220,511
                                                             ---------    ---------     ---------

Cash flows from financing activities:
  cash dividends paid                                         (440,100)    (220,050)     (220,050)
                                                             ---------    ---------     ---------

        Net cash (used in) financing activities               (440,100)    (220,050)     (220,050)
                                                             ---------    ---------     ---------

Net increase in cash and cash equivalents                          485          474           461
Cash and cash equivalents - beginning                           17,397       16,923        16,462
                                                             ---------    ---------     ---------

Cash and cash equivalents - ending                           $  17,882    $  17,397     $  16,923
                                                             =========    =========     =========



                                                                             29.

                   FIRST SAVINGS BANCORP OF LITTLE FALLS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



20.  QUARTERLY FINANCIAL DATA (UNAUDITED)
-----------------------------------------

                                                                 Quarter Ended
                                             --------------------------------------------------------
                                              March 31,      June 30,     September 30,  December 31,
                                                1997          1997            1997           1997
                                             ----------     ----------    ------------   ------------


Total interest income                        $2,980,860     $3,159,415     $3,270,835     $3,296,306
Total interest expense                        1,957,284      2,007,387      2,062,360      2,076,991
                                             ----------     ----------     ----------     ----------

Net interest income                           1,023,576      1,152,028      1,208,475      1,219,315


Provision for loan losses                        25,000         25,000         25,000         26,174
Total non-interest income                        31,527         51,805         40,860         42,684
Total non-interest expenses                     794,560        853,479        849,627        940,945
Income taxes                                     86,814        114,563        134,178        100,818
                                             ----------     ----------     ----------     ----------

Net income                                   $  148,729     $  210,791     $  240,530     $  194,062
                                             ==========     ==========     ==========     ==========

Basic and diluted net
 income per common share                     $     0.34     $     0.48     $     0.55     $     0.43
                                             ==========     ==========     ==========     ==========



                                                                 Quarter Ended
                                             --------------------------------------------------------
                                              March 31,      June 30,     September 30,  December 31,
                                                1996          1996            1996           1996
                                             ----------     ----------    ------------   ------------


Total interest income                        $2,818,787     $2,822,134     $2,849,290     $2,965,469
Total interest expense                        1,775,928      1,757,264      1,810,840      1,841,184
                                             ----------     ----------     ----------     ----------

Net interest income                           1,042,859      1,064,870      1,038,450      1,124,285


Provision for loan losses                        25,000         25,000         25,000        117,500
Total non-interest income                        41,050         39,933         43,255         55,827
Total non-interest expenses                     806,754        867,947      1,657,919      1,104,519
Income taxes (benefit)                           87,960         72,810       (209,770)       (10,039)
                                             ----------     ----------     ----------     ----------

Net income (loss)                            $  164,195     $  139,046     $ (391,444)    $  (31,868)
                                             ==========     ==========     ==========     ==========

Net income (loss) per common share:
  Basic                                      $     1.22     $     0.96     $    (4.34)    $    (0.74)
  Diluted                                          0.37           0.32          (0.89)         (0.07)
                                             ==========     ==========     ==========     ==========







                                                                             30.

                   FIRST SAVINGS BANCORP OF LITTLE FALLS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

21.  ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS
--------------------------------------------------

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

         Cash and cash equivalents and interest receivable
         -------------------------------------------------

         The carrying amounts for cash and cash equivalents and interest receivable approximate fair value as a result of their short-term nature.

         Securities
         ----------

         The fair value for securities, both available for sale and held to maturity, are based on quoted market prices or dealer prices, if available. If quoted market prices or dealer prices are not available, fair value is estimated using quoted market prices or dealer prices for similar securities.

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

         Borrowed money
         --------------

         The fair value of borrowed money is estimated by discounting future cash flows, using the current rates available for borrowings of similar remaining maturities.

         Commitments
         -----------

         The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between the current levels of interest rates and the committed rates.

                   FIRST SAVINGS BANCORP OF LITTLE FALLS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



21.  ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS
--------------------------------------------------

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

      Cash and cash equivalents and interest receivable
      -------------------------------------------------

      The carrying amounts for cash and cash equivalents and interest receivable approximate fair value as a result of their short-term nature.

      Securities
      ----------

      The fair values for securities, both available for sale and held to maturity, are based on quoted market prices or dealer prices, if available. If quoted market prices or dealer prices are not available, fair value is estimated using quoted market prices or dealer prices for similar securities.

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

      Borrowed money
      --------------

      The fair value of borrowed money is estimated by discounting future cash flows, using the current rates available for borrowings of similar remaining maturities.

      Commitments
      -----------

      The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between the current levels of interest rates and the committed rates.

                                                                           31.

                   FIRST SAVINGS BANCORP OF LITTLE FALLS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



21.  ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS (Cont'd)

The carrying values and estimated fair values of financial instruments are as follows.

                                                                      December 31,
                                                  -------------------------------------------------------
                                                            1997                          1996
                                                  ------------------------      -------------------------
                                                  Carrying      Estimated        Carrying      Estimated
                                                   Value        Fair Value        Value        Fair Value
                                                   -----        ----------        -----        ----------
Financial assets
----------------
Cash and cash equivalents                         $  3,683      $   3,683       $  10,673      $  10,673
Securities available for sale                       31,226         31,226          37,507         37,507
Investment securities held to maturity              19,644         19,647           2,000          2,000
Mortgage-backed securities held to maturity         10,415         10,438          12,805         12,813
Loans receivable                                   105,467        108,497          94,733         94,552
Accrued interest receivable                          1,380          1,380           1,111          1,111

Financial liabilities
---------------------

Deposits                                           166,759        167,415         156,596        157,818
Borrowed money                                         551            557               -              -

Commitments
-----------

To originate and fund loans                           3,798          3,798           3,835          3,835

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

                                                                             32.